UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

ALTRA INDUSTRIAL MOTION CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

www.altramotion.com

March 23, 2018

Dear Fellow Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Altra Industrial Motion Corp. (“Altra”) to be held at 9:00 a.m. EDT on Tuesday, April 24, 2018 at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110.

The Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Altra stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted at the meeting. You may submit a proxy by calling a toll-free telephone number, by accessing the internet or by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by one of the methods described above, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Altra.

Sincerely,

Carl R. Christenson
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Altra Industrial Motion Corp.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

March 23, 2018

The 2018 Annual Meeting of Stockholders of Altra Industrial Motion Corp. (“Altra”, the “Company”, “we” or “our”) will be held as follows:

DATE:	Tuesday, April 24, 2018

TIME:	9:00 a.m. EDT

LOCATION:	Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110

PURPOSE:	To consider and act upon the following proposals:

1. The election of the 8 nominees for director named in the accompanying Proxy Statement;

2. The ratification of the selection of the independent registered public accounting firm;

3. An advisory vote to approve the compensation of Altra’s named executive officers (“Say on Pay”); and

4. Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Altra will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated pursuant to Proposal 1 in the accompanying Proxy Statement and in favor of Proposal 2 and Proposal 3.

Stockholders of record at the close of business on March 13, 2018 will be entitled to vote at the meeting.

By order of the Board of Directors,

Glenn E. Deegan
Vice President, Legal and Human Resources, General Counsel and Secretary

It is important that your shares be represented and voted, whether or not you plan to attend the meeting.

YOU CAN VOTE:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	BY TELEPHONE:

Call toll-free 1-800-690-6903 and follow the instructions.

3.	BY INTERNET:

Access “www.proxyvote.com” and follow the on-screen instructions.

4.	IN PERSON:

You may attend the Annual Meeting and vote in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2018

Altra’s proxy statement, form of Proxy Card and 2017 Annual Report on Form 10-K are available at http://ir.altramotion.com/financials.cfm.

PROXY STATEMENT

2018 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, April 24, 2018

ALTRA INDUSTRIAL MOTION CORP.

300 Granite Street, Suite 201

Braintree, Massachusetts 02184

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Altra Industrial Motion Corp. (“Altra”, the “Company”, “we” or “our”) on or about March 23, 2018, in connection with the solicitation of proxies by Altra’s Board of Directors (the “Board of Directors” or the “Board”) for the Annual Meeting of Stockholders of Altra to be held at 9:00 a.m. EDT on Tuesday, April 24, 2018, at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachusetts 02110. Directors, officers and other Altra employees also may solicit proxies by telephone or otherwise, but will not receive compensation for such services. Altra pays the cost of soliciting your proxy and reimburses brokers and other nominees their reasonable expenses for forwarding proxy materials to you.

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 13, 2018, are entitled to notice of and to vote at the meeting. As of such date, there were 29,383,365 shares of Altra common stock outstanding, each entitled to one vote.

How to Vote

Stockholders of record described above may cast their votes by:

(1) signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope;

(2) calling toll-free 1-800-690-6903 and following the instructions;

(3) accessing “www.proxyvote.com” and following the instructions; or

(4) attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Corporate Secretary of Altra at the address set forth above, by delivering a proxy bearing a later date, or by voting in person at the meeting.

Quorum; Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Proxies received but marked as withheld, abstentions, or those treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting in determining a quorum. If a quorum is not present at the Annual Meeting, we will be forced to reconvene the Annual Meeting at a later date.

Your shares may be voted if they are held in the name of a brokerage firm or bank (a “broker”), even if you do not provide the broker with voting instructions. Brokers have the authority, under applicable rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of the independent registered public accounting firm of the Company is considered a routine matter. The election of directors and the advisory vote to approve the compensation of the Company’s named executive officers (“Say on Pay”) are not considered routine matters. Broker non-votes are shares held by brokers or nominees for which instructions have not been received from the beneficial owners, or persons entitled to vote, and the broker is barred from exercising its discretionary authority to vote the shares because the proposal is a non-routine matter.

Election of Directors: Proposal 1. A plurality of the votes cast is required for the election of directors. You may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Votes “WITHHELD” and broker non-votes with respect to the election of directors will have no effect upon election of directors. You may not cumulate your votes for the election of directors.

Ratification of Independent Registered Public Accounting Firm: Proposal 2. Ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 2. Abstentions and broker non-votes will have no effect on this proposal.

Advisory Vote to Approve the Compensation of our Named Executive Officers: Proposal 3. The approval of Proposal 3, regarding the compensation of our named executive officers, requires the affirmative vote of a majority of the votes cast for or against the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” in connection with Proposal 3. Abstentions and broker non-votes have no effect on this proposal. Because the vote on the Say on Pay proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Compensation Committee will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements.

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2017, a copy of which, including the financial statements and schedules thereto, but not the exhibits, accompanies this Proxy Statement. In addition, such report and the other reports we file with the Securities and Exchange Commission (“SEC”) are available, free of charge, through the Investor Relations section of our internet website at http://www.altramotion.com. Printed copies of these documents and any exhibit to our Form 10-K may be obtained, without charge, by contacting the Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, telephone (781) 917-0600.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 24, 2018

Altra’s proxy statement, form of Proxy Card and 2017 Annual Report on Form 10-K are available at http://ir.altramotion.com/financials.cfm.

OWNERSHIP OF ALTRA COMMON STOCK

Securities Owned by Certain Beneficial Owners and Management

The following table sets forth certain information as of March 13, 2018, regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our Board of Directors; and (iv) all members of our Board of Directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules adopted by the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 13, 2018, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder. Percentage of beneficial ownership is otherwise based on 29,383,365 shares of common stock outstanding as of March 13, 2018.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
Wellington Management Group LLP(2)	2,765,323	9.4%
The Vanguard Group(3)	2,377,442	8.1%
EARNEST Partners, LLC(4)	1,902,381	6.5%
BlackRock, Inc.(5)	1,819,026	6.2%
Wasatch Advisors, Inc.(6)	1,683,489	5.7%
Silvercrest Asset Management Group LLC(7)	1,591,707	5.4%
JPMorgan Chase & Co.(8)	1,458,761	5.0%
Named Executive Officers:
Carl R. Christenson(1)(9)	261,714	*
Christian Storch(1)(10)	94,699	*
Gerald Ferris(1)(11)	19,231	*
Glenn Deegan(1)	48,639	*
Craig Schuele(1)	72,801	*
Directors:
Edmund M. Carpenter(1)	39,898	*
Lyle G. Ganske(1)(12)	18,540	*
Michael S. Lipscomb(1)	11,572	*
Larry P. McPherson(1)(13)	77,551	*
Thomas W. Swidarski(1)	7,994	*
James H. Woodward Jr.(1)	24,936	*
All directors and executive officers as a group (12 persons)	708,165	2.4%

*	Represents beneficial ownership of less than 1%.

(1)	Except as otherwise noted below, each of these individuals’ address of record is c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons listed in the table have sole investment and voting power with respect to all Company securities owned by them.

(2)	The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210. A portion of the shares are held by Wellington Management Group

LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Information and share amounts listed are derived from Wellington Management Group LLP’s Schedule 13G/A filed with the SEC on February 8, 2018, in which Wellington Management Group LLP states that it has shared voting power over 2,287,692 shares of Altra’s common stock, and shared dispositive power over 2,765,323 shares of Altra’s common stock.

(3)	The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. A portion of the shares are held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each of which is a subsidiary of The Vanguard Group, Inc. Information and share amounts listed are derived from The Vanguard Group’s Schedule 13G/A filed with the SEC on February 12, 2018, in which The Vanguard Group states that it has sole voting power over 56,026 shares of Altra’s common stock, shared voting power over 5,421 shares of Altra’s common stock, sole dispositive power over 2,318,174 shares of Altra’s common stock, and shared dispositive power over 59,268 shares of Altra’s common stock.

(4)	The address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309. Information and share amounts listed are derived from EARNEST Partners, LLC’s Schedule 13G/A filed with the SEC on February 14, 2018, in which EARNEST Partners, LLC states that it has sole voting power over 389,534 shares of Altra’s common stock, shared voting power over 132,062 shares of Altra’s common stock and sole dispositive power over 1,902,381 shares of Altra’s common stock.

(5)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Shares are held by BlackRock Advisors, LLC, BlackRock Investment Management (UK) Ltd, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, N.A., BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC, each of which is a subsidiary of BlackRock, Inc. Information and share amounts listed are derived from BlackRock, Inc.’s Schedule 13G/A filed with the SEC on January 29, 2018, in which BlackRock, Inc. states that it has sole voting power over 1,765,633 shares of Altra’s common stock and sole dispositive power over 1,819,026 shares of Altra’s common stock.

(6)	The address of Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108. Information and share amounts listed are derived from Wasatch Advisors, Inc.’s Schedule 13G filed with the SEC on February 14, 2018, in which Wasatch Advisors, Inc. states that it has sole voting power over 1,683,489 shares of Altra’s common stock and sole dispositive power over 1,683,489 shares of Altra’s common stock.

(7)	The address of Silvercrest Asset Management Group LLC is 1330 Avenue of the Americas, 38th Floor, New York, NY 10019. Shares are held by investment advisory clients of Silvercrest Asset Management Group LLC. Silvercrest L.P. is the sole member of Silvercrest Asset Management Group LLC and Silvercrest Asset Management Group Inc. is the general partner of Silvercrest L.P. Information and share amounts listed are derived from Silvercrest Asset Management Group LLC’s Schedule 13G/A filed with the SEC on February 14, 2018, in which Silvercrest Asset Management Group LLC states that it has shared voting power over and shared dispositive power over 1,591,707 shares of Altra’s common stock.

(8)	The address of JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017. Shares are held by JPMorgan Chase & Co., JPMorgan Chase Bank, National Association and J.P. Morgan Investment Management Inc. Information and share amounts listed are derived from JPMorgan Chase & Co.’s Schedule 13G/A filed with the SEC on January 4, 2018, in which JPMorgan Chase & Co. states that it has sole voting power over 1,340,204 shares of Altra’s common stock and sole dispositive power over 1,436,061 shares of Altra’s common stock.

(9)	Includes 144,718 shares held in trust, for which Mr. Christenson serves as trustee and for which Mr. Christenson shares voting and investment power.

(10)	Includes 62,642 shares held in trust, for which Mr. Storch serves as trustee and for which Mr. Storch shares voting and investment power.

(11)	Includes 2,796 shares held in trust, for which Mr. Ferris serves as trustee and for which Mr. Ferris shares voting and investment power.

(12)	Includes 500 shares as to which Mr. Ganske shares voting and investment power with his wife and includes 3,486 shares held in trust for the benefit of Mr. Ganske’s daughters, for which Mr. Ganske’s wife serves as trustee and for which Mr. Ganske does not have voting or investment power.

(13)	Includes 57,380 shares held in trust, for which Mr. McPherson and his wife serve as trustees and for which Mr. McPherson shares voting and investment power and includes 12,000 shares held in a charitable remainder trust, for which Mr. McPherson and his wife serve as trustees and for which Mr. McPherson shares voting and investment power.

Changes in Control

As previously disclosed by Altra, on March 7, 2018, Altra and McHale Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Altra (“Merger Sub”), entered into definitive agreements with Fortive Corporation, a Delaware corporation (“Fortive”), and Stevens Holding Company, Inc., a Delaware corporation and wholly-owned subsidiary of Fortive (“Newco”), for a transaction pursuant to which, subject to the terms and conditions of certain definitive agreements, (1) Fortive will transfer certain assets, liabilities and entities within its Automation & Specialty platform, but excluding its Hengstler and Dynapar businesses (such businesses to be transferred, the “A&S Business”) to Newco, (2) Fortive will distribute to its stockholders all of the issued and outstanding shares of common stock, par value $0.01 per share, of Newco (the “Newco Common Stock”) held by Fortive, at Fortive’s option, by way of an exchange offer or a pro rata dividend, or a combination thereof (the “Distribution”) and (3) immediately after the Distribution, Merger Sub will merge with and into Newco (the “Merger”) and the issued and outstanding shares of Newco Common Stock will be converted into shares of common stock, par value $0.001 per share, of Altra (“Altra Common Stock”) as provided in the Merger Agreement (as defined below). In addition, pursuant to the Merger Agreement, prior to the effective time of the Merger, Fortive will transfer certain non-U.S. assets, liabilities and entities of the A&S Business to certain subsidiaries of Altra, and the Altra subsidiaries will assume substantially all of the liabilities associated with the transferred assets (the “Direct Sales”). Upon completion of the Merger, Newco (which at that time will hold the A&S Business) will be a wholly-owned subsidiary of Altra and holders of Altra Common Stock immediately prior to the Merger are expected to own in the aggregate approximately 46% of the outstanding shares of Altra Common Stock and holders of Fortive’s common stock participating in the Distribution are expected to own in the aggregate approximately 54% of the outstanding shares of Altra Common Stock, in each case immediately following the Merger, subject to adjustment as provided in the Merger Agreement.

The definitive agreements entered into include (1) an Agreement and Plan of Merger and Reorganization, dated as of March 7, 2018 (the “Merger Agreement”), by and among Altra, Merger Sub, Fortive and Newco, (2) a Separation and Distribution Agreement, dated as of March 7, 2018 (the “Separation Agreement”), by and among Altra, Fortive and Newco and (3) an Employee Matters Agreement, dated March 7, 2018 (the “Employee Matters Agreement”), by and among Altra, Fortive and Newco. In connection with the transactions, Altra, Fortive and Newco will enter into additional agreements.

Consummation of the Merger is subject to various conditions, including, among others, approval of the issuance of the Altra Common Stock by the requisite vote of Altra’s stockholders; the effectiveness of Altra’s registration statement registering the Altra Common Stock to be issued pursuant to the Merger Agreement; the Distribution having taken place in accordance with the Separation Agreement; the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain required foreign antitrust approvals; receipt of certain tax rulings from the Internal Revenue Service; and consummation of the Debt Exchange in an amount equal to the Above-Basis Amount (as defined in the Merger Agreement) and receipt by Fortive of the Cash Dividend immediately before the Distribution.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Altra’s directors, executive officers and beneficial owners of more than 10% of Altra’s equity securities (“10% Owners”) to file initial reports of their ownership of Altra’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Altra with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Altra’s directors, executive officers and 10% Owners, Altra believes that for the fiscal year of 2017, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a).

PROPOSAL 1. ELECTION OF DIRECTORS

On March 6, 2018, the Board of Directors increased the size of the Board from seven to eight. The current Board of Directors is made up of seven directors each of whom’s term expires at the 2018 Annual Meeting and one vacancy. In addition to nominating each of the seven current directors for re-election, the Company’s Nominating and Corporate Governance Committee has also nominated Margot L. Hoffman, Ph.D. for election to the Board. As a result, the following directors have been nominated by the Company’s Nominating and Corporate Governance Committee for election to serve for a term of one year until the 2019 Annual Meeting and until their successors have been duly elected and qualified:

Edmund M. Carpenter

Carl R. Christenson

Lyle G. Ganske

Margot L. Hoffman, Ph.D.

Michael S. Lipscomb

Larry P. McPherson

Thomas W. Swidarski

James H. Woodward Jr.

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Biographical information for each of the nominees as of the most recent practicable date, is presented below.

The Board of Directors recommends that stockholders vote FOR the election of Mr. Carpenter, Mr. Christenson, Mr. Ganske, Dr. Hoffman, Mr. Lipscomb, Mr. McPherson, Mr. Swidarski and Mr. Woodward.

NOMINEES FOR DIRECTOR

Edmund M. Carpenter, 76, has been a director since March 2007. Mr. Carpenter currently serves as an operating partner to Genstar Capital. Mr. Carpenter was President and Chief Executive Officer of Barnes Group Inc. from 1998 until his retirement in December 2006. Prior to joining Barnes Group Inc., Mr. Carpenter was Senior Managing Director of Clayton, Dubilier & Rice from 1996 to 1998, and Chief Executive Officer of General Signal from 1988 to 1995. Prior to joining General Signal Corporation, Mr. Carpenter held various executive positions at ITT Corporation, including President and Chief Operating Officer. Prior to joining ITT, he held executive positions with Fruehauf Corporation and served as a partner in the management services division of Touche Ross & Company. He began his career at Michigan Bell Telephone Company. He served as a director at Campbell Soup Company from 1990 to 2014. He holds both an M.B.A. and a B.S.E. in Industrial Engineering from the University of Michigan. Having served as CEO of a diversified global manufacturing and logistical services company, Mr. Carpenter presents valuable insight into organizational and operational management issues crucial to a public manufacturing company.

Carl R. Christenson, 58, has been our Chairman since April 2014, our Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson served as a director at Vectra Co., f/k/a OM Group, Inc., a NYSE listed technology-driven diversified industrial company, from 2014 to 2015. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic. In addition to more than twenty five years of experience in manufacturing companies, Mr. Christenson brings vast knowledge of the Company’s business, structure, history and culture to the Board and the CEO position.

Lyle G. Ganske, 59, has been a director since November 2007. Mr. Ganske is a Partner and M&A Practice Leader at Jones Day. He is an advisor to significant companies, focusing primarily on M&A, takeovers, takeover preparedness, corporate governance, executive compensation, and general corporate counseling. Mr. Ganske received his J.D. from Ohio State University and his B.S.B.A. at Bowling Green State University. He currently serves on the Executive Committees of Resilience Capital (private equity) and the Ohio Business Roundtable; the Advisory Board of Mutual Capital Partners (venture capital); and on the boards of Flashes of Hope and the Western Reserve Land Conservancy. Mr. Ganske is the former chair of Business Volunteers Unlimited and the Commission on Economic Inclusion. In addition to his substantial legal skills and expertise, Mr. Ganske brings to the Company’s Board well-developed business and financial acumen critical to a dynamic public company.

Margot L. Hoffman, Ph.D., 55, currently serves as the President and CEO for The Partnership for Excellence, the Baldrige-based program for Ohio, Indiana and West Virginia. Dr. Hoffman was the President of Quest4Leadership, a leadership development firm, from 2011-2014. From 1988 to 2008, Dr. Hoffman held positions in engineering, corporate training, and senior leadership at Dana Corporation, ultimately holding the position of President of its Driveshaft Products Group. Dr. Hoffman holds a Ph.D. in organization and management from Capella University, an MBA and bachelor of engineering technology degree from the University of Toledo, and serves as a national Baldrige senior examiner. Dr. Hoffman will contribute to the Company’s Board significant operational management and leadership development skills combined with substantial experience in global manufacturing businesses.

Michael S. Lipscomb, 71, has been a director since November 2007. Mr. Lipscomb served as Chairman and Chief Executive Officer of SIFCO Inc., a NYSE company in the aerospace business, from January 2015 until retiring from all positions in SIFCO in January 2016 and prior to that served as SIFCO’s Chief Executive Officer starting in 2010, and as a board member starting in 2002. As CEO, Mr. Lipscomb led SIFCO through four acquisitions, a divestiture, and a business closure. These moves resulted in SIFCO becoming a leading precision component supplier to the aerospace and energy markets. Mr. Lipscomb also serves as Managing Partner of GS Capital Investments LLC, owner of Aviation Component Solutions, a company in the aerospace aftermarket business, and JC Carter Nozzles, a supplier of refueling nozzles and other components to the LNG market. Mr. Lipscomb serves as a Board member of both Integrity Organics (2014-present), a green company in the waste reclamation business, and The Ruhlin Company (board member 1996-present, Audit Chair 1996-2004, Compensation Chair 2004-present), an integrated ESOP-owned construction company. Previously, Mr. Lipscomb was a founding partner of Argo-Tech Corp. (1986-2007), where he became CEO in 1990 and Chairman in 1994. As CEO of Argo-Tech he led the company through five bank refinances, three high yield bond offerings and three acquisitions, and successfully managed the sale of the company to Eaton Corporation in March of 2007. During his career, Mr. Lipscomb served as a Managing Director at TRW, and in various operational and engineering management roles at the Utica Tool Company and Dow Chemical. Mr. Lipscomb received his MBA from Furman University and his B.S. from Clemson University. Mr. Lipscomb brings to the Company’s Board a depth of global industrial operating experience and knowledge of organizational management essential to a public manufacturing company.

Larry P. McPherson, 72, has been a director since January 2005. Prior to joining the Board, Mr. McPherson was a Director of NSK Ltd. from 1997 until his retirement in 2004 and served as Chairman and Chief Executive Officer of NSK Europe from January 2002 to December 2003. In total he was employed by NSK Ltd. for 22 years during which time he was responsible for the major expansion of manufacturing operations in the U.S. and the reorganization and consolidation of European operations. Mr. McPherson served as Chairman and Chief Executive Officer of NSK Americas for the six years prior to his European assignment. Mr. McPherson serves as a board member of McNaughton and Gunn, Inc., a privately owned printing company. Mr. McPherson earned his MBA from Georgia State and his undergraduate degree in Electrical Engineering from Clemson University. Mr. McPherson contributes to the Company’s Board significant organizational and operational management skills combined with a wealth of experience in global manufacturing businesses.

Thomas W. Swidarski, 59, has been a director since April 2014. Mr. Swidarski is currently CEO of Telos Alliance, a global audio technology company whose products and services help radio and television stations produce better programming. Mr. Swidarski has been a director of Evertec, a publicly traded payment processing company, since 2013 and also serves as a director of several privately held companies. Mr. Swidarski previously served as the Chief Executive Officer and President of Diebold Nixdorf, Incorporated, f/k/a Diebold, Incorporated (“Diebold”), a $3 billion global leader in designing, manufacturing and distributing self-service technologies (ATMs) in over 100 countries, from October 12, 2005 to January 19, 2013. Mr. Swidarski served as Senior Vice President of Financial Self-Service Group of Diebold, from 2001 to September 2005 and served as its Chief Operating Officer from October 12, 2005 to December 2005. Mr. Swidarski also held various strategic development and marketing positions at Diebold since 1996. Prior to Diebold, he held various positions within the financial industry for nearly 20 years focusing on marketing, product management, retail bank profitability, branding and retail distribution. Mr. Swidarski served as a Director of Diebold from December 12, 2005 to January 8, 2013. He holds a BA in marketing from the University of Dayton and an MBA in business management from Cleveland State University. Having served as Chief Executive Officer of a global provider of technology and services to a wide range of businesses, Mr. Swidarski brings to the Company’s Board valuable insight into organizational management, global business, financial matters and marketing matters.

James H. Woodward, Jr., 65, has been a director since March 2007. From March 2009 to October 2011, Mr. Woodward served as Senior Vice President and Chief Financial Officer of Accuride Corporation. Previously, Mr. Woodward served as Executive Vice President and Chief Financial Officer and Treasurer of Joy Global Inc. from January 2007 until February 2008. Prior to joining Joy Global Inc., Mr. Woodward was Executive Vice President and Chief Financial Officer of JLG Industries, Inc. from August 2000 until its sale in December 2006. Prior to JLG Industries, Inc., Mr. Woodward held various financial and operational positions at Dana Incorporated, f/k/a Dana Corporation, since 1982. Mr. Woodward is a Certified Public Accountant and holds a B.A. degree in Accounting from Michigan State University. Mr. Woodward’s depth and breadth of exposure to complex issues from his long and distinguished career in the manufacturing industry make him a skilled advisor who provides critical insight into organizational and operational management, global business and financial matters.

BOARD OF DIRECTORS

Board of Directors Composition

Our bylaws provide that the size of the Board of Directors shall be determined from time to time by our Board of Directors. On March 6, 2018, the Board of Directors increased the size of the Board from seven to eight. Our Board of Directors is currently sized at eight members consisting of the seven current members plus one vacancy. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Edmund M. Carpenter, Lyle G. Ganske, Michael S. Lipscomb, Larry P. McPherson, and Thomas W. Swidarski are each “independent” within the meaning of the Marketplace Rules of the NASDAQ Global Market (the “NASDAQ Rules”) and the federal securities laws and collectively constitute a majority of our Board of Directors.

Committees of the Board of Directors

Pursuant to our bylaws, our Board of Directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board of Directors has established the following committees: the Audit Committee, the Personnel and Compensation Committee and the Nominating and Corporate Governance Committee. The charter of each of the committees discussed below is available on our website at ir.altramotion.com/corporate-governance.cfm. Printed copies of these charters may be obtained, without charge, by contacting the Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, telephone (781) 917-0600. The membership and function of each committee are described below.

Audit Committee

The primary purpose of the Audit Committee is to assist the Board’s oversight of:

•	the integrity of our financial statements and reporting;

•	our independent auditors’ qualifications, independence, compensation and performance;

•	our internal controls and risk management;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal audit function;

•	the preparation of all reports and disclosure required or appropriate including the disclosure required by Item 407(d)(3)(i) of Regulation S-K; and

•	legal, ethical and regulatory compliance including application of our Code of Business Conduct and Ethics.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Messrs. Ganske, Carpenter and Lipscomb, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. Ganske serves as chairman of our Audit Committee. Mr. Carpenter, Mr. Lipscomb and Mr. Ganske qualify as independent “audit committee financial experts” as such term has been defined by the SEC in Item 407 of Regulation S-K. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the NASDAQ Rules and federal securities law.

Personnel and Compensation Committee

The primary purpose of our Personnel and Compensation Committee (the “Compensation Committee”) is to establish and review our overall compensation philosophy and policy, to establish and review our director compensation philosophy and policy, and to review and approve corporate goals and objectives relevant to compensation of the Company’s executive officers. In addition, the Compensation Committee oversees our employee benefit plans and practices and produces a report on executive compensation as required by SEC rules. The Compensation Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Compensation Committee.

The Compensation Committee has the authority, pursuant to its charter, to retain outside counsel, compensation consultants or other advisors to assist it in carrying out its activities. The Compensation Committee retains Frederic W. Cook & Co., Inc. (“FW Cook”), as the Compensation Committee’s independent compensation consultant.

Messrs. Carpenter, McPherson and Swidarski serve on the Compensation Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. Carpenter serves as chairman of the Compensation Committee. We believe that the composition of our Compensation Committee meets the criteria for independence under, and the functioning of our Compensation Committee complies with the applicable requirements of, the NASDAQ Rules.

Compensation Policies and Practices Regarding Risk Taking

The Company has considered its compensation policies and practices for its employees and concluded that the policies and practices do not give rise to risks that are reasonably likely to have a material adverse effect on the Company. This conclusion was based on the assessment performed by the Company’s management and was reviewed by the Compensation Committee of the Company’s Board of Directors.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to:

•	identify and recommend to the Board individuals qualified to serve as directors of our company and on committees of the Board;

•	advise the Board with respect to Board composition, procedures and committees;

•	develop and recommend to the Board a set of corporate governance principles and guidelines applicable to us; and

•	oversee the evaluation of the Board and our management.

Messrs. McPherson, Ganske and Lipscomb serve on the Nominating and Corporate Governance Committee, each of whom is a non-employee member of our Board of Directors and independent within the meaning of the NASDAQ Rules. Mr. McPherson serves as chairman of the Nominating and Corporate Governance Committee. We believe that the composition of our Nominating and Corporate Governance Committee meets the criteria for independence under, and the functioning of our Nominating and Corporate Governance Committee complies with the applicable requirements of, the NASDAQ Rules. Please see the section entitled “Corporate Governance” herein for further discussion of the roles and responsibilities of the Nominating and Corporate Governance Committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2017, the Board and its Committees held the following aggregate number of regular and special meetings:

Board	7
Audit Committee	4
Personnel and Compensation Committee	3
Nominating and Corporate Governance Committee	3

Each of our directors attended 75% or more of the aggregate number of the meetings of the Board and of the Committees on which he served during the year.

The independent members of the Board, and each of the three standing committees of the Board, met in independent director sessions without the Chairman, Chief Executive Officer or members of management present at least four (4) times during 2017.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Stockholders in the absence of a scheduling conflict or other valid reason. All of our directors serving at such time attended the 2017 Annual Meeting of Stockholders in person.

Board Leadership Structure and Board Oversight of Risk Management

Pursuant to our bylaws, our Board of Directors determines the best board leadership structure for the Company from time to time by appointing the Chairman of the Board. As part of our annual board self-evaluation process, the Board evaluates our leadership structure to ensure that it provides the optimal structure for the Company and stockholders. While we recognize that different board leadership structures may be appropriate for companies in different situations, we believe our current leadership structure, with Mr. Christenson serving as Chairman and CEO and with independent Board leadership provided by the appointment of a Lead Director, is the optimal structure for the Company.

Edmund M. Carpenter, who has served on the Board since 2007, currently serves as the Lead Director. The Board believes that a Lead Director improves the Board’s overall performance by improving the efficiency of the Board’s oversight and governance responsibilities and by enhancing the relationship between the Chief Executive Officer and the independent directors. The Lead Director acts as an intermediary between the Board and senior management. Among other things, the Lead Director is responsible, along with the Chairman, for facilitating communication among Directors and between the Board and the Chief Executive Officer, for working with the Chief Executive Officer and the Board to set the agenda for Board meetings, and for working with the Chief Executive Officer to provide an appropriate information flow to the Board. The Lead Director is also responsible for presiding over and setting the agenda for executive sessions of the Board and independent director meetings. The Lead Director is expected to foster a cohesive Board that cooperates with the Chief Executive Officer towards the ultimate goal of creating shareholder value.

Our Board of Directors currently has six members (five of which are independent) in addition to the Chairman and CEO, and one vacancy. A number of the members of our Board of Directors are currently serving or have served as members of senior management of other public companies and have served as directors of other public companies. We have three board committees comprised solely of independent directors. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the oversight of the Board of Directors by the Lead Director, provides our management with appropriate oversight, leadership and guidance. In addition, our non-employee directors meet in executive session, led by our Lead Director, without management present as frequently as they deem appropriate, typically at the time of each regular board meeting.

Our Board is responsible for overseeing our risk management. The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate person within the Company to enable the Board to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. The Audit Committee also discusses guidelines and policies to govern the process by which risk management is handled. The Audit Committee discusses the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Board believes that the work undertaken by the full Board, together with the work undertaken by the Audit Committee and the other committees, enables the Board to effectively oversee the Company’s risk management function.

Director Compensation

In 2014, the Compensation Committee engaged the services of FW Cook, an independent compensation consultant, to review the design and competitiveness of the Company’s non-employee director compensation program. FW Cook’s review found that while the Company’s non-employee director compensation program structure was generally consistent with peer group policies and emerging trends, total director compensation was below the 25th percentile of peer group practice. No changes were made to non-employee director compensation following the 2014 FW Cook review until February 2017 when equity compensation for non-employee directors was increased from $60,000 to $80,000 annually.

In 2017, the Compensation Committee again engaged the services of FW Cook to review the design and competitiveness of the Company’s non-employee director compensation program. FW Cook’s review once again found that total per-director compensation remained below the 25th percentile of peer group practice. Following the 2017 FW Cook review, the annual cash retainer for non-employee directors was increased from $60,000 to $75,000 and the annual equity compensation for non-employee directors was increased from $80,000 to $100,000 to bring total non-employee directors compensation approximately in line with the median of peer group practice.

Standard Board Fees

Our non-employee directors currently receive the following standard cash compensation:

•	Annual Retainer Fee: $75,000 (payable in equal quarterly installments);

•	Lead Director: $20,000;

•	Chairman of the Audit Committee: $12,500;

•	Chairman of the Compensation Committee: $12,500; and

•	Chairman of the Nominating and Corporate Governance Committee: $12,500.

Directors may elect to receive, in lieu of their regular cash compensation as outlined above, an amount of shares of Company stock equal in value to the cash compensation that otherwise would be paid at the time such cash compensation would have been payable.

In addition, each of the non-employee director receives grants of restricted stock with an annual value equal to $100,000 paid in four equal quarterly installments with each such quarterly grant vesting immediately.

All members of our Board of Directors are reimbursed for their usual and customary expenses incurred in connection with attending all Board and other committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the fiscal year ended December 31, 2017.

Non-Employee Director Compensation Table for Fiscal Year 2017

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Edmund M. Carpenter	91,250		90,000	—	—	181,250
Lyle G. Ganske	77,750	(3)	90,000	—	—	167,750
Michael S. Lipscomb	67,500		90,000	—	—	157,500
Larry P. McPherson	76,250		90,000	—	—	166,250
Thomas W. Swidarski	67,500		90,000	—	—	157,500
James H. Woodward Jr.	67,500		90,000	—	—	157,500

(1)	These amounts reflect the aggregate grant date fair value of restricted stock awards granted in fiscal year 2017 in accordance with ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 10 to our financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

(2)	Stock grants to non-employee directors are paid in four equal quarterly installments. As of December 31, 2017, there were no outstanding unvested stock awards to non-employee directors.

(3)	Mr. Ganske has elected to receive, in lieu of regular cash compensation, an amount of shares of Company stock equal in value to the cash compensation that otherwise would be paid at the time such cash compensation would otherwise have been payable. As a result, for 2017, all of Mr. Ganske’s cash retainer was paid in shares of Company stock.

Stock Ownership Guidelines

Our Board of Directors established stock ownership guidelines applicable to the Company’s non-employee directors pursuant to which each non-employee director should retain the value of Company stock equivalent to five (5) times his annual cash retainer. All of the Company’s non-employee directors have a five (5) year period to accumulate these specific values.

The following categories satisfy a participant’s ownership guidelines: (i) shares of common stock owned directly; (ii) shares of common stock owned indirectly (e.g., by a spouse or a trust); (iii) shares of common stock represented by amounts invested in a 401(k) plan or deferred compensation plan maintained by the Company or an affiliate; and (iv) restricted stock (vested and unvested), earned performance shares (vested and unvested), restricted stock units (vested and unvested), or phantom stock. Unexercised options, unearned performance shares, and pledged shares are not counted toward meeting the guidelines.

The Company’s Board of Directors has the discretion to enforce the stock ownership guidelines on a case-by-case basis. Violations of the Company’s stock ownership guidelines may, without limitation and in the Board’s discretion, result in the participant not receiving future grants of long-term incentive plan awards or annual equity retainer or result in the participant being required to retain all or a portion of future grants of long-term incentive plan awards or annual equity retainers until compliance is achieved.

Compensation Committee Interlocks and Insider Participation.

During our last completed fiscal year, no member of the Compensation Committee was an employee, officer or former officer of Altra. None of our executive officers served on the board of directors or compensation committee of any entity in 2017 that had an executive officer serving as a member of our Board or Compensation Committee.

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest, including holding a financial interest in a significant supplier, customer or competitor of the Company, are generally prohibited. However, holding a financial interest of less than 2% in a publicly held company and other limited circumstances are excluded transactions. Our directors and officers are prohibited from using his or her position to influence the Company’s decision relating to a transaction with a significant supplier, customer, or competitor to which he or she is affiliated. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties (e.g., including significant shareholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size (including but not necessarily limited to transactions that exceed $120,000) or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Corporate Governance

The Nominating and Corporate Governance Committee’s Role and Responsibilities

Primary responsibility for Altra’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) overseeing the Company’s policies and procedures for the Board’s nomination of persons to stand for election to serve on the Board of Directors by stockholders and consideration of any stockholder nominations of persons to stand for election to the Board of Directors; (ii) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (iii) reviewing annually the composition and size of the Board; (iv) aiding the Board and its committees in their annual self-evaluations; (v) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; (vi) reviewing, monitoring and addressing conflicts of interest of directors and executives officers; and (vii) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. The Governance Committee has determined that the following director nominees are independent within the meaning of the NASDAQ Rules and relevant federal securities laws and regulations: Edmund M. Carpenter, Lyle G. Ganske, Margot L. Hoffman, Michael S. Lipscomb, Larry P. McPherson and Thomas W. Swidarski.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement during previous evaluations, and develops recommendations to enhance the respective Board or committee effectiveness over the next year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition, the Governance Committee assesses the overall composition of the Board of Directors, including factors such as size, composition, diversity, skills, significant experience and time commitment to Altra.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Altra’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

The Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. Accordingly, when considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Altra’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability, or any other basis proscribed by law.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Corporate Governance Guidelines

The Governance Committee has developed and recommended the Company’s Statement of Governance Principles, Policies and Procedures (the “Governance Principles”) which has been approved by our full Board. Altra’s Governance Principles are available on the Company’s website at http://ir.altramotion.com/corporate-governance.cfm.

Majority Voting Policy in Uncontested Director Elections

Our Board has adopted a majority voting policy in uncontested director elections which is set forth in Altra’s Governance Principles. Under the policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election in an election of Directors that is not a contested election is expected to tender his or her resignation as a Director to the Board promptly following the certification of the election results. The Governance Committee will consider each resignation tendered under the policy and recommend to the Board whether to accept or reject it. The Board will act on each tendered resignation, taking into account the Governance Committee’s recommendation, within 90 days following the certification of the election results.

Business Conduct and Compliance

Altra maintains a Code of Business Conduct and Ethics (the “Code of Ethics”) that is applicable to all directors, officers and employees of the Company. It sets forth Altra’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practices, and compliance with laws, rules and regulations. A copy of the Code of Ethics is available on the Company’s website at http://ir.altramotion.com/corporate-governance.cfm. Individuals can report suspected violations of the Altra Industrial Motion Corp. Code of Ethics anonymously by contacting the Altra Compliance and Ethics Hotline at (800) 826-6762.

Altra also maintains policies regarding insider trading and communications with the public (the “Insider Trading Policy”) and procedures for the Audit Committee regarding complaints about accounting matters (the “Whistleblower Policy”). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Altra and is designed to help ensure compliance with federal securities laws. The Insider Trading Policy prohibits the pledging of shares effective as of February 12, 2013, but this prohibition does not apply to pledges of the Company’s securities in effect prior to February 12, 2013. The Insider Trading Policy does require, however, that existing pledges be minimized and terminated as soon as practicable. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184. A copy of the Audit Committee’s Whistleblower Policy and procedures may be requested from the Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

Succession Planning

The Board of Directors recognizes that a sudden or unexpected change in leadership could cause the Company to experience management transition issues that could adversely affect the Company’s operations, relations with employees and results. The Governance Committee has developed and periodically reviews a succession plan for the Chief Executive Officer position and other key executive positions.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-employee directors, or any individual director may do so by contacting the Lead Director of the Board by mail, addressed to Lead Director, c/o Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

All communications to the Board will remain unopened and be promptly forwarded to the Lead Director, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded from this policy by the Lead Director, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. Before being discarded, the director(s) to whom such information is addressed is generally informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of March 13, 2018:

Name	Age	Position
Carl R. Christenson	58	Chairman and Chief Executive Officer
Christian Storch	58	Vice President and Chief Financial Officer
Glenn E. Deegan	51	Vice President, Legal and Human Resources, General Counsel and Secretary
Gerald P. Ferris	68	Vice President of Global Sales
Todd B. Patriacca	48	Vice President of Finance, Corporate Controller and Treasurer
Craig Schuele	54	Vice President of Marketing and Business Development

Carl R. Christenson, 58, has been our Chairman since April 2014, our Chief Executive Officer since January 2009, and a director since July 2007. Prior to his current position, Mr. Christenson served as our President and Chief Operating Officer from January 2005 to December 2008. From 2001 to 2005, Mr. Christenson was the President of Kaydon Bearings, a manufacturer of custom-engineered bearings and a division of Kaydon Corporation. Prior to joining Kaydon, Mr. Christenson held a number of management positions at TB Wood’s Incorporated and several positions at the Torrington Company. Mr. Christenson served as a director at Vectra Co., f/k/a OM Group, Inc., a NYSE listed technology-driven diversified industrial company, from 2014 to 2015. Mr. Christenson holds a M.S. and B.S. degree in Mechanical Engineering from the University of Massachusetts and an M.B.A. from Rensselaer Polytechnic.

Christian Storch, 58, has been our Chief Financial Officer since December 2007. From 2001 to 2007, Mr. Storch was the Vice President and Chief Financial Officer at Standex International Corporation (“Standex International”). Mr. Storch also served on the Board of Directors of Standex International from October 2004 to December 2007. Mr. Storch also served as Standex International’s Treasurer from 2003 to April 2006 and Manager of Corporate Audit and Assurance Services from July 1999 to 2003. Prior to Standex International, Mr. Storch was a Divisional Financial Director and Corporate Controller at Vossloh AG, a publicly held German transport technology company. Mr. Storch has also previously served as an Audit Manager with Deloitte & Touche, LLP. Mr. Storch holds a degree in business administration from the University of Passau, Germany.

Glenn E. Deegan, 51, has been our Vice President, Legal and Human Resources, General Counsel and Secretary since June 2009. Prior to his current position, Mr. Deegan served as our General Counsel and Secretary since September 2008. From March 2007 to August 2008, Mr. Deegan served as Vice President, General Counsel and Secretary of Averion International Corp., a publicly held global provider of clinical research services. Prior to Averion, from June 2001 to March 2007, Mr. Deegan served as Director of Legal Affairs and then as Vice President, General Counsel and Secretary of MacroChem Corporation, a publicly held specialty pharmaceutical company. From 1999 to 2001, Mr. Deegan served as Assistant General Counsel of Summit Technology, Inc., a publicly held manufacturer of ophthalmic laser systems. Mr. Deegan previously spent over six years engaged in the private practice of law and also served as law clerk to the Honorable Francis J. Boyle in the United States District Court for the District of Rhode Island. Mr. Deegan holds a B.S. from Providence College and a J.D. from Boston College.

Gerald P. Ferris, 68, has been our Vice President of Global Sales since May 2007 and held the same position with Power Transmission Holdings, LLC, our predecessor, since March 2002. He is responsible for the worldwide sales of our broad product platform. Mr. Ferris joined our predecessor in 1978 and since joining has held various positions. He became the Vice President of Sales for Boston Gear in 1991. Mr. Ferris holds a B.A. degree in Political Science from Stonehill College.

Todd B. Patriacca, 48, has been our Vice President of Finance, Corporate Controller and Treasurer since February 2010. Prior to his current position, Mr. Patriacca served as our Vice President of Finance, Corporate Controller and Assistant Treasurer since October 2008 and previous to that, as Vice President of Finance and Corporate Controller since May 2007 and as Corporate Controller since May 2005. Prior to joining us, Mr. Patriacca was Corporate Finance Manager at MKS Instruments Inc. (“MKS”), a semi-conductor equipment manufacturer since March 2002. Prior to MKS, Mr. Patriacca spent over ten years at Arthur Andersen LLP in the Assurance Advisory practice. Mr. Patriacca is a Certified Public Accountant and holds a B.A. in History from Colby College and an M.B.A. and an M.S. in Accounting from Northeastern University.

Craig Schuele, 54, has been our Vice President of Marketing and Business Development since May 2007 and held the same position with our predecessor since July 2004. He is responsible for global marketing as well as coordinating Altra’s merger and acquisition activity. Prior to his current position, Mr. Schuele was our Vice President of Marketing since March 2002, and previous to that he was our Director of Marketing. Mr. Schuele joined our predecessor in 1986 and holds a B.S. degree in Management from Rhode Island College.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions for fiscal 2017 relating to the following persons, whom we refer to as our named executive officers:

Carl R. Christenson, Chairman and Chief Executive Officer;

Christian Storch, Chief Financial Officer;

Gerald P. Ferris, Vice President of Global Sales;

Glenn E. Deegan, Vice President, Legal and Human Resources, General Counsel and Secretary; and

Craig Schuele, Vice President of Marketing and Business Development.

Executive Summary

Overview

The Compensation Committee believes that executive compensation should be structured to encourage and reward performance that leads to meaningful results for the Company. Both our cash and equity incentive compensation programs are tied primarily to performance metrics designed to measure sales and earnings growth and working capital management of Altra. Our strategy is to compensate our executives at competitive levels through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards. Our executives have the opportunity to earn above-median compensation for above-market performance while below-market performance will result in below-median compensation.

Operating Performance

During 2017, we saw the industrial economy as a whole, and the majority of our served end markets, continue to improve. As a result, we reported sales growth of 23.7%, or 4.2% excluding acquisitions, for the year. We also continued to execute on our strategic initiatives which helped drive an improvement in non-GAAP operating income, which is the non-GAAP operating income reported in the Company’s earnings release filed as an exhibit to the Company’s Form 8-K filed with the SEC on February 21, 2018, and allowed us to continue to return funds to shareholders through the payment of our dividend. In 2017, GAAP diluted earnings per share grew 84% to $1.78 and non-GAAP diluted earnings per share, which is the non-GAAP diluted earnings per share reported in the Company’s earnings release filed as an exhibit to the Company’s Form 8-K filed with the SEC on February 21, 2018, grew 31.4% to $2.05. The integration of our Stromag business, which was acquired on December 30, 2016, has gone well and that business was accretive in 2017. Finally, our stock price continued to increase during 2017 and this increase, together with our quarterly dividends, resulted in a total shareholder return for 2017 that exceeded 35%

Our 2017 non-GAAP adjusted EBITDA, which is the non-GAAP adjusted EBITDA reported in the Company’s charts filed as an exhibit to the Company’s Form 8-K filed with the SEC on February 21, 2018, was approximately $128.9 million, which exceeded the non-GAAP adjusted EBITDA target of $123.7 million, our 2017 working capital turns were 4.36, which exceeded the working capital management target of 4.22, and our non-GAAP adjusted diluted earnings per share of $2.05 exceeded the non-GAAP adjusted diluted earnings per share target of $1.82, resulting in an annual cash incentive payout equal to approximately 169.7% of target under our Management Incentive Compensation Plan for our named executive officers. Our return on invested capital (“ROIC”) for 2017 was approximately 9.04%, which was below our 2017 ROIC target of 9.25%. As a result, our named executive officers received payouts equal to approximately 89.5% of target for the portion of their 2017 performance share awards tied to 2017 ROIC. Our total shareholder return on (“TSR”) for the three year period ended December 31, 2017 was approximately 76.45%, or at the 87th percentile (ranking #3 out of 16) of our performance share peer group. As a result, our named executive officers received payouts equal to approximately 150.0% of target for the portion of their 2015 performance share awards tied to TSR for the three year period from January 1, 2015 to December 31, 2017.

Elements of Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary;

•	Annual cash incentive bonus dependent on our financial performance and achievement of performance objectives;

•	Long-term incentive compensation through grants of equity-based awards, which have traditionally been in the form of restricted stock and performance share awards;

•	Participation in retirement benefits through a 401(k) Savings Plan;

•	Severance benefits payable upon termination under specified circumstances to our key executive officers;

•

Medical and dental benefits that are available to substantially all our employees. We share the expense of such health benefits with our employees, with the cost depending on the level of benefits coverage an employee elects to receive. Our health plan offerings are the same for our executive officers and our other non-executive employees; and

•

Our named executive officers are provided with the same short-term and long-term disability insurance benefits as our other salaried employees. Additionally, our named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

2017 Compensation Structure

The Compensation Committee received a series of reports from FW Cook during the second half of 2014 (the “2014 FW Cook Reports”), which among other things: (i) recommended certain changes to the Company’s compensation peer group; (ii) indicated that certain executive officer base salaries were below, and in some cases were significantly below, median market levels and could be increased to more closely reflect market median levels as part of the Company’s annual salary review process; and (iii) that the total target annual compensation (the sum of base salary and target bonus) and the total target direct compensation (the sum of base salary, target bonus and the annualized grant date present value of long-term incentive grants) for the Company’s executive officers were below, and in some cases were significantly below, market median levels.

Based on its review of the compensation of the Company’s executives, and taking into account the findings and recommendations in the 2014 FW Cook Reports, the Compensation Committee approved certain changes to compensation levels and structure beginning in 2015. For 2017, our compensation levels and structure continued to reflect the changes implemented in 2015 including, without limitation, the following:

•

The Company’s compensation peer group for 2017 remained consistent with its 2016 peer group and the recommendations contained in the 2014 FW Cook Reports with the exception of the removal of OM Group, Inc., which was acquired by funds managed by Apollo Global Management, LLC during 2015, and Blount International, Inc., which was acquired by American Securities during 2016, from the peer group. In addition, CLARCOR Inc. was acquired by Parker Hannifin Corporation in February 2017;

•

Although the general structure of the Company’s Management Incentive Compensation Program was retained, a provision was added in 2015, and retained for 2016 and 2017, to limit the maximum award under the plan to 2.0x the target award for the Company’s executives;

•

The Company’s 2017 long term incentive program included a performance share component based on relative total shareholder return measured over a three (3) year period to better align executive compensation with the return received by the Company’s stockholders; and

•

For 2017, one-third of the Chief Executive Officer’s target long term incentive award is comprised of performance shares and one-half of the other named executive officers’ target long term incentive award is comprised of performance shares.

Practices and Policies to Promote Effective Compensation Governance

Examples of practices and policies that the Committee has implemented to ensure effective governance of compensation plans include:

•	We maintain rigorous share ownership guidelines which are applicable to all executives and non-employee directors, as appropriate;

•

We provide double trigger change-in-control protection to our executive officers in which they may be entitled to severance benefits in the event of a change-in-control of the Company and qualifying employment termination. In addition, performance share awards granted under the 2014 Omnibus Incentive Plan also provide for double trigger change-in-control vesting;

•	The Compensation Committee has the authority to hire independent counsel and other advisors and the Committee has engaged its own independent compensation consultant;

•	The Compensation Committee has conducted a review and assessment of risk as it relates to our compensation policies and practices;

•	Our Policy on Insider Trading prohibits hedging and short sale transactions and no director or officer may pledge Company securities as collateral; and

•

The Company has adopted a clawback policy that permits us to seek to recover certain amounts of incentive compensation under certain circumstances. Refer to the section entitled “Clawback Policy” for a description of the Company’s clawback policy.

Personnel and Compensation Committee

The Compensation Committee of the Board of Directors, as further discussed in this Proxy Statement under the caption “Committees of the Board of Directors,” has responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program. The role of the Compensation Committee is to oversee, on behalf of the Board and for the benefit of the Company and its stockholders, the Company’s compensation and benefit plans and policies, to review and approve equity grants to directors and executive officers and to determine and approve annually all compensation relating to the CEO and the other executive officers of the Company. The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives and long-term incentive compensation. The Compensation Committee has the authority to engage the services of independent compensation consultants and engaged Frederic W. Cook & Co., Inc. (“FW Cook”) in 2011, 2014 and 2017 to conduct reviews of the competitiveness of the Company’s executive and non-employee director compensation programs and also engaged FW Cook to review the Company’s change in control agreements with its executives in 2015. The Compensation Committee meets annually to review executive compensation programs, determine compensation levels and performance targets, review management performance, and approve final executive bonus distributions.

Objectives of Our Compensation Programs

We believe that compensation paid to executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s success. To this end, our compensation program for executive officers is structured to achieve the following objectives:

Recruiting and Retention of Talented Professionals

We believe that it is primarily the dedication, creativity, competence and experience of our workforce that enables us to compete, given the realities of the industry in which we operate. We aim to compensate our executives at competitive levels in order to attract and retain highly qualified professionals critical to our success. There are many important factors in attracting and retaining qualified individuals. Compensation is one of them but not the only one.

Alignment of Individual and Short-Term and Long-Term Organizational Goals

We seek to align the short-term interests of our executives with those of our stockholders by structuring a significant portion of executive compensation as a performance-based bonus. In particular, the level of cash incentive compensation is determined by the use of annual performance targets, which we believe encourages superior short-term performance and operating results for the organization.

We strive to align the long-term interests of our executives with those of our stockholders and foster an ownership mentality in our executives by giving them a meaningful stake in our success through our equity incentive programs. Our equity compensation program for executives is designed to link the long-term compensation levels of our executives to the creation of lasting stockholder value.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Base salary, as well as other benefits such as 401(k) participation, severance, health care and life and disability insurance, are intended to provide a level of income and benefits commensurate with the executive’s position, responsibilities and contributions to the Company. We believe the combined value of base salary, annual cash incentives and other fringe benefits should be competitive with the salary, bonus and general benefits provided to similarly situated executives in the industry.

We compensate our executives through programs that emphasize performance-based incentive compensation. We have structured annual cash and long-term equity compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. Depending on the executive, target annual cash incentives comprise approximately 19%-23% of target total direct compensation and target long term incentives comprise approximately 33%-56% of target total direct compensation.

Through our annual cash bonus program, we attempt to tailor performance goals to our current priorities and needs. Through our long-term, non-cash incentive compensation, we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on increases in our stock price over time through awards of restricted stock and performance shares.

How We Determine the Amounts We Pay

The Compensation Committee utilizes the Company’s Human Resources Department and reviews data from market surveys and proxy statements to assess the Company’s competitive position with respect to base salary, annual incentives and long-term incentive compensation. The Compensation Committee engaged FW Cook in

2011, 2014 and 2017 to assist it in assessing and recommending changes to the Company’s compensation peer group and to conduct reviews of the competitiveness of the Company’s executive and non-employee director compensation programs.

Compensation Peer Group

Based on the recommendations in the 2014 FW Cook Reports, the Compensation Committee established the below compensation peer group for 2017 compensation decisions.

Actuant Corporation	CLARCOR Inc.	The Gorman-Rupp Company	NN, Inc.
Chart Industries, Inc.	Columbus McKinnon Corp.	JBT Corporation	Powell Industries, Inc.
Circor International, Inc.	EnPro Industries, Inc.	L.B. Foster Company	RBC Bearings Incorporated
	ESCO Technologies, Inc.	Lydall, Inc.	Watts Water Technologies, Inc.

We believe that our compensation peer group for 2017 is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in our Company. Our compensation peer group companies were chosen because they are similar to Altra in terms of size, industry and business mix. We believe the quality of these organizations will allow Altra to maintain a high level of continuity in the peer group, providing a consistent measure for benchmarking compensation. Our revenues and market capitalization were in the median range of the peer companies at the time of the 2014 FW Cook Reports. In June 2017, FW Cook performed another review of the Company’s compensation peer group and the recommendations from the 2017 FW Cook report were considered in establishing the Company’s compensation peer group for 2018.

Base Salary

Base salaries for executives are determined by the Compensation Committee or the Board based upon job responsibilities, level of experience, individual performance, comparisons to the salaries of executives in similar positions at other companies within the compensation peer group, as well as internal comparisons of the relative compensation paid to the members of our executive team.

In addition, our CEO makes recommendations to the Compensation Committee with respect to the base compensation of our executives other than himself. In the case of the CEO, the Compensation Committee evaluates his performance and makes a recommendation of base compensation to the Board. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee or the Board. Pursuant to the employment agreements the Company has entered into with Messrs. Christenson and Storch, the Board may not reduce, but may increase, their base salaries so long as their employment agreements are in effect. For further discussion of the employment agreements, see the section entitled “Employment Agreements” in this Proxy Statement.

On February 8, 2017, the Compensation Committee approved the 2017 base salary compensation for the following named executive officers after a review of competitive market data and consideration of the 2014 FW Cook Reports, which indicated that certain executive officer base salaries were below, and in some cases were significantly below, median market levels and could be increased to more closely reflect market median levels as part of the Company’s annual salary review process. For the year 2017, the named executive officers received base salaries as set forth in the table below.

Named Executive Officer	2016 Base Salary	2017 Base Salary	Percentage Increase
Carl R. Christenson	$669,500	$689,585	3%
Christian Storch	$417,150	$429,665	3%
Gerald P. Ferris	$257,500	$265,225	3%
Glenn E. Deegan	$334,750	$344,793	3%
Craig Schuele	$247,200	$254,616	3%

Annual Cash Incentives

Our executive officers are eligible to participate in the Company’s Management Incentive Compensation Program (“MICP”). Under the MICP, the Compensation Committee establishes an annual target bonus opportunity for each of our executive officers based upon the Company’s achievement of certain financial performance targets. The financial performance targets in 2017 were based on adjusted EBITDA, working capital management, and sales and earnings per share (“sales/EPS”) growth goals. Overall, this combination of performance targets is designed to emphasize profitability and productivity, and drive sales growth.

The adjusted EBITDA target consists of earnings before interest, income taxes, depreciation and amortization and is adjusted further for certain non-recurring costs, including, but not limited to, inventory fair value adjustments recorded in connection with acquisitions. The adjusted EBITDA target for fiscal 2017 was approximately $123.7 million. The working capital management target is based on the number of working capital turns for the year. The working capital management target for fiscal 2017 was approximately 4.22 turns. The sales/EPS growth component of the MICP is based on the growth of sales and non-GAAP adjusted diluted earnings per share. The baselines for measuring sales/EPS growth for the 2017 MICP were budgeted 2017 net sales of approximately $843.8 million and budgeted 2017 non-GAAP adjusted diluted earnings per share of $1.82. Our executive officers are not entitled to a bonus under the MICP if the Company does not achieve at least 80% of the adjusted EBITDA target.

The Compensation Committee annually establishes a target bonus opportunity for each executive officer which represents the percentage of base salary to be received by the executive officer as a cash bonus if the Company meets its adjusted EBITDA and working capital management targets. This target percentage is then adjusted upwards or downwards by plotting actual adjusted EBITDA results on an established adjusted EBITDA target performance grid (“EBITDA Multiplier”). The resulting percentage is then further adjusted upwards or downwards by plotting actual working capital turns on an established working capital turns performance grid (“Working Capital Turns Multiplier”). The resulting percentage may then be further adjusted upward, but not downward, by plotting actual sales and non-GAAP adjusted diluted earnings per share on an established sales/EPS performance grid (“Sales/EPS Multiplier”). The maximum award under the MICP is limited to 2.0x the target award for the Company’s executives.

The Company’s actual results for fiscal 2017 were: (i) adjusted EBITDA of approximately $128.9 million which exceeded the adjusted EBITDA target and resulted in an EBITDA Multiplier of 1.20, (ii), working capital turns of approximately 4.36 which was greater than the working capital management target and resulted in a Working Capital Turns Multiplier of 1.01, and (iii) sales of approximately $876.7 million and non-GAAP adjusted diluted earnings per share of $2.05 which resulted in a Sales/EPS Multiplier of 1.40. Based upon these results, the Compensation Committee approved bonuses to each of Messrs. Christenson, Storch, Ferris, Deegan and Schuele as set forth in the table below.

Officer	2017 Target Bonus - Percentage of Base Salary	2017 Actual Bonus Payout $	2017 Actual Bonus Payout – Percentage of Base Salary	2017 Actual Bonus Payout – Percentage of Target Bonus
Carl R. Christenson	75%	$877,566	127%	170%
Christian Storch	60%	$437,433	102%	170%
Gerald P. Ferris	55%	$247,519	93%	170%
Glenn E. Deegan	55%	$321,774	93%	170%
Craig Schuele	50%	$216,016	85%	170%

Any bonuses earned are fully paid in cash following the end of the year earned and after the completion of the consolidated financial statement audit.

To further clarify the bonus calculation, the following is an example calculation for Mr. Christenson:

Base Salary	Target %	Target $	EBITDA Multiplier	Working Capital Turns Multiplier	Sales/EPS Growth Multiplier	Bonus Payment(1)
$689,585	75%	$517,189	1.20	1.01	1.40	$877,566

(1)	(877,566 = 517,189 * 1.20 * 1.01 * 1.40)

Discretionary Bonus

In addition to the amounts earned under the MICP, the Compensation Committee has recognized that certain special situations may arise where the Company may benefit from an employee significantly exceeding expectations and that such performance may warrant additional compensation. The Compensation Committee therefore granted our CEO the authority to award up to an aggregate of $475,000 worth of additional discretionary bonuses in 2017 to Company employees for services the CEO determines to be beneficial to the Company and above and beyond the scope of such employee’s regular services. No named executive officers received discretionary bonuses during 2017.

Long-Term Incentive Compensation

The Compensation Committee awards long-term incentive grants to the Company’s executive officers as a component of total compensation to further align executive officers’ compensation with the long-term performance of the Company and to aid in retention. We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the Company. We issue equity-based compensation in the form of restricted stock, which generally vests ratably over a period of years, and performance shares, which generally includes a measurement period for the applicable performance metric of at least one year and may also vest over a period of years after the amount of the award is fixed. The purpose of these equity incentives is to encourage stock ownership, offer long-term performance incentive and to more closely align the executive’s compensation with the return received by the Company’s stockholders.

The 2014 FW Cook Reports noted, among other things, that the total target direct compensation (the sum of base salary, target bonus and the annualized grant date present value of long-term incentive grants) for the Company’s executive officers were below, and in some cases were significantly below, market median levels. The 2014 FW Cook Reports further noted that, on average, the Company’s compensation peer group delivered a more significant portion of their long term incentive awards using components such as stock options or performance share awards. As a result, the 2014 FW Cook Reports recommended that consideration be given to increasing the portion of long term incentive awards attributable to performance share awards. After considering the information and recommendations contained in the 2014 FW Cook Reports and additional competitive market data, the Compensation Committee decided (i) to increase long term incentive award target percentages for the Company’s executive officers to bring total target direct compensation for those executives more in line with market median levels; and (ii) to increase the portion of the Company’s long term incentive award program attributable to performance share awards beginning in 2015.

The Compensation Committee has established a target long-term incentive opportunity for each executive officer which represents a percentage of base salary to be received annually by the executive officer as a grant of time vested restricted stock. In setting the target percentage of base salary for the restricted stock award grant, the Compensation Committee considers compensation peer group benchmarking data and recommendations and data provided by FW Cook, such as the data contained in the 2014 FW Cook Reports. The Compensation Committee may then adjust the incentive grant upwards or downwards in its discretion. For 2017, Messrs. Christenson, Storch, Ferris, Deegan and Schuele have target restricted stock award grant percentages equal to 150%, 50%,

50%, 50% and 45% of their respective base salaries. On February 8, 2017, the Compensation Committee approved the following grants of restricted stock for each of the named executive officers set forth below:

Officer	2017 Number of Restricted Shares Granted(1)	2017 Stock Value at Time of Grant
Carl R. Christenson	26,973	$1,034,378
Christian Storch	5,602	$214,833
Gerald P. Ferris	3,458	$132,613
Glenn E. Deegan	4,496	$172,397
Craig Schuele	2,988	$114,577

(1)	Shares vest in equal annual installments on August 15, 2017, August 15, 2018, August 15, 2019 and August 15, 2020.

The Compensation Committee did not adjust any of the above grants from the target percentage.

The Compensation Committee has also established a target long-term incentive opportunity for each executive officer which represents a percentage of base salary to be received annually by the executive officer as a performance share award. In setting the target percentage of base salary for the performance share award grant, the Compensation Committee considered compensation peer group benchmarking data and data contained in the 2014 FW Cook Reports. For 2017, Messrs. Christenson, Storch, Ferris, Deegan and Schuele had target performance share award grant percentages equal to 75%, 50%, 50%, 50% and 45% of their respective base salaries.

The performance objective for fifty percent (50%) of the 2017 performance share awards was a targeted amount of return on invested capital (“ROIC”) established by the Compensation Committee of the Company over a measurement period of one year beginning on January 1, 2017 and ending on December 31, 2017. The Committee believes ROIC provides a useful measure of how efficiently the Company uses its capital and whether adequate returns from that capital are achieved. The Committee further believes that ROIC is closely correlated with the creation of shareholder value. Award payouts for the performance shares are based on the percentage of the performance target achieved. The percentage of the award earned at the end of the performance cycle based on the performance target can range between 0%, for achievement of less than approximately 83% of the performance target, and 200%, for achievement of approximately 111% of the performance target. Once the amount of the performance share award is fixed based upon achievement of the target performance objective, the awards will be paid in restricted common stock, which restricted stock will vest on the second anniversary of the issuance date. The chart below details results certified by the Compensation Committee compared to the 2017 ROIC goal:

	Threshold		Target		Maximum	As Certified 2017 ROIC Results
ROIC[1]:	7.75%	8.25%	9.25%	10.0%	10.25%	9.04%
Pay-out as % of Target:	0%	50%	100%	150%	200%	89.5%

1	Results between ROIC performance levels are interpolated.

The performance objective for the remaining fifty percent (50%) of the 2017 performance share awards measures the Company’s total shareholder return (“TSR”) against the TSR for a peer group of companies (consisting of the 15 companies in our compensation peer group plus Rexnord Corporation) over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019. Award payouts for the performance shares are based on the percentile rank of the Company’s TSR compared to the TSR of peer group companies over the performance period. The chart below illustrates potential payouts at various levels of performance:

Relative TSR Performance Level[1]	Vesting Percentage (% of Target Award)	Payout if Altra TSR is negative
75th Percentile	150%	100%
50th Percentile	100%	100%
25th Percentile	50%	50%
Below 25th Percentile	0%	0%

1	Results between performance levels are interpolated.

Information regarding the 2017 Performance Share grants to named executive officers is set forth in the table below.

Officer	2017 Total Target Number of Performance Shares Granted	2017 Actual ROIC Performance Shares Awarded (weighted 50% of total award)[1]	2017 Actual Relative TSR Performance Shares Awarded (weighted 50% of total award)[2]
Carl R. Christenson	13,487	6,124	TBD
Christian Storch	5,602	2,543	TBD
Gerald P. Ferris	3,458	1,570	TBD
Glenn E. Deegan	4,496	2,041	TBD
Craig Schuele	2,988	1,357	TBD

1	Awards cliff vest in February 2020. Shares awarded includes dividend equivalent shares calculated based on earned performance shares.

2	Awards have a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.

Discretionary Equity Incentive Compensation

In addition to long-term equity-based compensation, the Compensation Committee has recognized that certain special situations may arise where the Company may benefit from an employee significantly exceeding expectations and that such performance may warrant additional compensation. The Compensation Committee therefore granted our CEO the authority to award up to an aggregate of 25,000 shares of restricted stock in 2017 to Company employees, on such terms, including vesting periods, as the CEO may determine in his discretion, for services the CEO determines to be beneficial to the Company and above and beyond the scope of such employee’s regular services. No named executive officers received discretionary stock awards granted by our CEO during 2017.

Other Benefits

We have a 401(k) plan in which the named executive officers currently participate. We also had a frozen defined benefit plan, which was terminated effective June 30, 2017, from which Messrs. Ferris and Schuele were eligible to receive benefits. We also provide life, disability, medical and dental insurance as part of our compensation package. The Compensation Committee considers all of these plans and benefits when reviewing the total compensation of our executive officers.

For 2017, the 401(k) plan offered a company match of $1.00 for every $1.00 contributed by a named executive officer to the plan up to 3% of the executive officer’s eligible compensation and $0.50 for every $1.00 contributed by a named executive officer to the plan for the next 2% of the executive officer’s eligible compensation (for an aggregate maximum total matching contribution of up to 4% of eligible compensation) subject to applicable IRS maximums. For 2017, the Company also contributed an amount equal to 2% of a named executive officer’s eligible compensation to their account regardless of the amount of the contributions made by the named executive officer.

Messrs. Ferris and Schuele previously participated in the Colfax PT Pension Plan; however, on December 31, 1998 participation in and benefits accrued under such plan were frozen, and effective as of June 30, 2017 the plan was terminated. The Company commenced the plan termination process and distributed a portion of the plan assets in December 2017. Messrs. Ferris and Schuele each received lump sum payments as part of that distribution. Following these distributions, Messrs. Ferris and Schuele are no longer entitled to receive benefits under the plan.

The named executive officers are provided with the same short-term and long-term disability benefits as our other salaried employees. Additionally, the named executive officers are provided with life insurance and supplemental long-term disability benefits that are not available to all salaried employees.

Perquisites

We do not provide the named executive officers with perquisites or other personal benefits such as company vehicles, club memberships, financial planning assistance, tax preparation or other similar benefits with the exception of Mr. Ferris, our Vice President of Global Sales, who as a sales executive has use of a company-leased automobile.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for certain of the Company’s senior executive positions, including those held by Messrs. Christenson, Storch, Ferris, Deegan and Schuele, pursuant to which such executives should retain the value of Company stock equal to the following:

•	Carl R. Christenson — five times (5x) annual base salary.

•	Christian Storch — three times (3x) annual base salary.

•	Other named executive officers — one time (1x) annual base salary.

The following categories satisfy a participant’s ownership guidelines: (i) shares of common stock owned directly; (ii) shares of common stock owned indirectly (e.g., by a spouse or a trust); (iii) shares of common stock represented by amounts invested in a 401(k) plan or deferred compensation plan maintained by the Company or an affiliate; and (iv) restricted stock (vested and unvested), earned performance shares (vested and unvested), restricted stock units (vested and unvested), or phantom stock. Unexercised options, unearned performance shares, and pledged shares are not counted toward meeting the guidelines. All of these executive officers have a five (5) year period to accumulate the specific values referenced above. As of March 13, 2018, all of our named executive officers were in compliance with the stock ownership guidelines.

The Company’s Board of Directors has the discretion to enforce the stock ownership guidelines on a case-by-case basis. Violations of the Company’s stock ownership guidelines may, without limitation and in the Board’s discretion, result in the participant not receiving future grants of long-term incentive plan awards or annual equity retainer or result in the participant being required to retain all or a portion of future grants of long-term incentive plan awards or annual equity retainer until compliance is achieved.

Clawback Policy

The Company has adopted a clawback policy that permits us to seek to recover certain amounts of incentive compensation, including both cash and equity, granted on or after January 1, 2017 to any current or former executive officer (as defined in the Securities Exchange Act of 1934, as amended, and the listing standards of the national securities exchange on which the Company’s securities are listed) or such other senior executive who engaged in fraud or material misconduct, if payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement of our financial statements due to fraud or material misconduct, and the executive engaged in improper conduct that materially contributed to the need for restatement, and a lower amount of incentive compensation would have been earned based on the restated financial results.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended generally places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer, Chief Financial Officer and each of the next three most highly compensated executive officers. The Compensation Committee considers the anticipated tax treatment to the Company and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Change of Control Matters, Employment Contracts and Other Agreements

Employment Agreements

Two of our named executive officers, Messrs. Christenson and Storch, have entered into employment agreements with us. Mr. Christenson entered into his employment agreement in early January 2005, which was subsequently amended on March 3, 2009 (with such amendment effective as of January 1, 2009). The initial term of Mr. Christenson’s amended employment agreement expired on December 31, 2013, but the term of the agreement automatically renews for successive one-year terms unless either Mr. Christenson or Altra terminates the agreement upon 6 months prior notice to such renewal date. Mr. Storch entered into his employment agreement in December 2007, which was subsequently amended on November 5, 2012. The initial term of Mr. Storch’s amended employment agreement expired on December 31, 2013, but the term of the agreement automatically renews for successive one-year terms unless either Mr. Storch or Altra terminates the agreement upon 6 months prior notice to such renewal date. Each of the employment agreements contain usual and customary restrictive covenants, including 12 month non-competition provisions and non-solicitation/no hire of employees or customers provisions, non-disclosure of proprietary information provisions and non-disparagement provisions. In the event of a termination by the Company without “cause” or by the Executive for “good reason,” Messrs. Christenson and Storch are entitled to severance equal to 12 months’ salary, continuation of medical and dental benefits for the 12-month period following the date of termination, and an amount equal to their pro-rated bonus for the year of termination. In addition, upon such termination, all of Mr. Christenson’s unvested equity awards and fifty percent of Mr. Storch’s unvested equity awards received from our Incentive Plan shall automatically vest. Any payments upon termination are subject to certain conditions including compliance with the non-competition, non-solicitation, non-disclosure and non-disparagement provisions described above. Under the terms of his employment agreement, upon his death or disability, fifty percent of Mr. Storch’s unvested equity awards received from the Company’s Incentive Plan shall automatically vest.

Under the agreements, each of Messrs. Christenson and Storch is also eligible to participate in all compensation or employee benefit plans or programs and to receive all benefits and perquisites for which the Company’s salaried employees generally are eligible under any current or future plan or program on the same basis as other senior executives of the Company.

Change of Control Provisions

Pursuant to the terms of the employment agreements discussed above under the caption “Employment Agreements,” we provide benefits to Messrs. Christenson and Storch upon termination of employment from the Company under certain circumstances. The benefits described under the caption “Employment Agreements” are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e. vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

The Company has entered into change of control agreements, effective as of February 16, 2015, with each of our named executive officers (collectively, the “Executives”). These agreements replaced prior change of control agreements which were effective as of October 28, 2008, to, among other things, (a) change the multiple of base salary and target bonus that certain Executives would be entitled to receive and (b) replace the golden parachute excise tax gross-up provision with a “net-better cutback” provision. The change of control agreements provide that, subject to certain conditions, including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that (a) the Executive is terminated without cause or such Executive terminates employment for good reason within 24 months following a change of control of the Company (as defined in the change of control agreements) or (b) the Executive is terminated without cause in anticipation of a change of control of the Company within 90 days prior to such change of control (each, a “triggering event”), such Executive will be entitled to certain benefits. Such benefits include (i) a lump sum amount payable in cash equal to the sum of (A) a multiple (shown below for each of the named executive officers) of the Executive’s annual base salary then in effect and (B) a multiple (shown below for each of the “named executive officers”) of the Executive’s target bonus amount for the year of termination and (ii) continuation of medical and dental benefits for up to 18 months (period shown below for each of the “named executive officers”) following the date of termination. In addition, upon termination following a change of control, the Executive will be entitled to an amount equal to such Executive’s pro-rated bonus for the year of termination and all of such Executive’s outstanding equity incentive awards will automatically vest in full and be exercisable as of the date of termination.

Executive	Title	Multiple of Base Salary and Target Bonus	Medical and Dental Continuation

Carl R. Christenson	Chairman and Chief Executive Officer	3x	18 Months

Christian Storch	Chief Financial Officer	2x	18 Months

Gerald P. Ferris	Vice President of Global Sales	2x	18 Months

Glenn E. Deegan	Vice President, Legal and Human Resources, General Counsel and Secretary	2x	18 Months

Craig Schuele	Vice President of Marketing and Business Development	2x	18 Months

Because Messrs. Christenson and Storch also have employment agreements with the Company, the change of control agreements for these Executives provide that in the event of a triggering event, such Executive shall be entitled to receive benefits and payments under only one of the employment agreement or the change of control agreement, whichever is more favorable to the Executive at the time of such triggering event.

As more fully discussed in the caption “2014 Omnibus Incentive Plan” in this Proxy Statement, the Compensation Committee has the authority to effect immediate vesting of various employee incentive awards upon a change of control of Altra. The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service.

Executive Severance Policy

The Compensation Committee has approved an Executive Severance Policy, effective as of November 1, 2008, applicable to certain executive officers of the Company, including three named executive officers, Gerald P. Ferris, Glenn E. Deegan and Craig Schuele (collectively for the purposes of this subsection, the “Participants”). The Executive Severance Policy provides that, subject to certain conditions including compliance with non-competition, non-solicitation, non-disclosure and non-disparagement provisions, in the event that a Participant is terminated without cause by the Company, such Participant will be entitled to continue receiving his base salary and medical and dental benefits for a period of 12 months following such termination. In the event a Participant enters into a written agreement with the Company regarding severance, including a change of control agreement, the terms and conditions of such written agreement shall control with respect to the termination circumstances covered by such agreement and the Participant shall not be eligible to receive benefits under this policy.

Amounts payable to our named executive officers due to termination of employment or a change of control under any employment agreements or otherwise are disclosed in further detail in the table entitled “Potential Post-Employment Payments to Named Executive Officers” contained in this Proxy Statement.

Retirement

As part of the acquisition of Power Transmission Holding LLC (“PTH”) from Colfax Corporation, we agreed to assume active pension plan liabilities of PTH, including certain liabilities under its Colfax PT Pension Plan. Messrs. Ferris and Schuele previously participated in the Colfax PT Pension Plan; however, on December 31, 1998, their participation in and benefits accrued under such plan were frozen and, effective as of June 30, 2017, the plan was terminated. The Company commenced the plan termination process and distributed a portion of the plan assets in December 2017. Mr. Ferris received a lump sum payment in the amount of $588,657 and Mr. Schuele received a lump sum payment in the amount of $86,502 as part of that distribution. Following these distributions, Messrs. Ferris and Schuele are no longer entitled to receive benefits under the plan.

Advisory Vote on Executive Compensation

We conducted advisory votes on executive compensation at each of our Annual Meetings from 2011 to 2017. While these votes were not binding on the Company, our Board of Directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our annual advisory vote to approve executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At the 2017 Annual Meeting, approximately 98% of the votes cast on the advisory vote on executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The Board of Directors and Compensation Committee reviewed these final vote results and took them into account in evaluating our executive compensation policies and decisions. As noted above, the Compensation Committee engaged FW Cook in 2011, 2014 and 2017 to assist in identifying an updated and expanded compensation peer group and in reviewing the competitiveness of the Company’s executive compensation programs.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our stockholders at the 2011 and 2017 Annual Meetings. It is expected that the next such vote will occur at the 2019 Annual Meeting of stockholders. Accordingly, our Board of Directors recommends that you vote FOR Proposal 3 at the Annual Meeting. For more information, see “Proposal 3. Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers (“Say on Pay”)” in this proxy statement.

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Personnel and Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Personnel and Compensation Committee:

Edmund M. Carpenter (Chairman)
Larry P. McPherson
Thomas W. Swidarski

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid during fiscal years 2015, 2016, and 2017 to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers at December 31, 2017. We refer to these executive officers as the named executive officers.

Summary Compensation Table

Name & Principal Position	Year	Salary	Bonus	Stock Awards(1)		Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total Compensation
Carl R. Christenson	2017	$689,585	$—	$1,581,716	(3)	$877,566	$33,772	(8)	$3,182,639
President and Chief Executive	2016	669,500	—	1,496,409		640,209	33,012		2,839,130
Officer	2015	650,000	—	1,460,651		420,420	34,049		2,565,120

Christian Storch	2017	429,665	—	442,165	(4)	437,433	33,853	(9)	1,343,116
Vice President and Chief	2016	417,150	—	413,030		319,120	33,244		1,182,544
Financial Officer	2015	405,000	—	404,215		209,563	34,049		1,052,827

Gerald Ferris	2017	265,225	—	272,939	(5)	247,519	33,390	(10)	819,073
Vice President of Global Sales	2016	257,500	—	254,952		180,572	32,202		725,226
	2015	250,000	—	249,555		118,580	32,349		650,484

Glenn Deegan	2017	344,793	—	354,869	(6)	321,775	32,016	(11)	1,053,453
Vice President, Legal and	2016	334,750	—	331,424		234,743	34,307		935,224
Human Resources, General	2015	325,000	—	324,385		154,154	34,049		837,588
Counsel and Secretary

Craig Schuele	2017	254,616	—	235,842	(7)	216,016	31,601	(12)	738,075
Vice President, Marketing and	2016	247,200	—	220,266		157,590	31,899		656,955
Business Development	2015	240,000	—	215,611		103,488	33,199		592,298

(1)	This amount reflects (i) the aggregate grant date fair value of restricted stock awards granted in fiscal years 2017, 2016 and 2015 and (ii) the value at the grant date based upon the probable outcome of the performance conditions for performance shares granted in fiscal years 2017, 2016 and 2015. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 10 to our financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2)	Paid in March of the subsequent year under the Company’s Management Incentive Compensation Program.

(3)	Restricted Stock awards represent $1,034,414 and performance shares represent $547,302 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objectives was $905,146. On February 23, 2018, based upon actual return on invested capital for the one-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the return on invested capital performance objective (weighted 50% of the total performance share award) at $234,855. The remaining performance objective (weighted 50% of the total performance share award) measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.

(4)

Restricted Stock awards represent $214,836 and performance shares represent $227,329 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $375,964. On February 23, 2018, based upon actual return on invested capital for the one-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the return on invested capital performance objective (weighted 50% of the total performance share award) at $97,524. The remaining performance objective (weighted 50% of the total performance share award) measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.

(5)	Restricted Stock awards represent $132,614 and performance shares represent $140,325 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $232,075. On February 23, 2018, based upon actual return on invested capital for the one-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the return on invested capital performance objective (weighted 50% of the total performance share award) at $60,210. The remaining performance objective (weighted 50% of the total performance share award) measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.

(6)	Restricted Stock awards represented $172,421 and performance shares represent $182,448 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $301,737. On February 23, 2018, based upon actual return on invested capital for the one-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the return on invested capital performance objective (weighted 50% of the total performance share award) at $78,272. The remaining performance objective (weighted 50% of the total performance share award) measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.

(7)	Restricted Stock awards represented $114,589 and performance shares represent $121,253 based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance shares that could have been granted based on achievement of the highest level of performance objective was $200,532. On February 23, 2018, based upon actual return on invested capital for the one-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the return on invested capital performance objective (weighted 50% of the total performance share award) at $52,041. The remaining performance objective (weighted 50% of the total performance share award) measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.

(8)	Represents our 401(k) contribution of $16,200 and premiums paid for medical, dental, life and disability benefits.

(9)	Represents our 401(k) contribution of $16,200 and premiums paid for medical, dental, life and disability benefits.

(10)	Represents our 401(k) contribution of $16,008 and premiums paid for medical, dental, life and disability benefits.

(11)	Represents our 401(k) contribution of $16,200 and premiums paid for medical, dental, life and disability benefits.

(12)	Represents our 401(k) contribution of $15,337 and premiums paid for medical, dental, life and disability benefits.

The following table presents information regarding grants of plan-based awards to our named executive officers during the fiscal year ended December 31, 2017.

Grants of Plan-Based Awards for Fiscal Year 2017

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock & Option Awards($)(1)
Name	Award Type	Grant Date	Threshold (#)(3)	Target (#)	Maximum (#)(4)	Threshold (#)	Target (#)	Maximum (#)
Carl R. Christenson	2017 LTIP Restricted Stock	2/8/2017							26,973	$1,034,414
Carl R. Christenson(2)	2017 LTIP Performance Share Award	2/8/2017				3,596	13,487	23,603		547,302
Carl R. Christenson	2017 MICP		103,438	517,189	1,034,378
Christian Storch	2017 LTIP Restricted Stock	2/8/2017							5,602	214,836
Christian Storch(2)	2017 LTIP Performance Share Award	2/8/2017				1,493	5,602	9,804		227,329
Christian Storch	2017 MICP		51,560	257,799	515,598
Gerald P. Ferris	2017 LTIP Restricted Stock	2/8/2017							3,458	132,614
Gerald P. Ferris(2)	2017 LTIP Performance Share Award	2/8/2017				922	3,458	6,052		140,325
Gerald P. Ferris	2017 MICP		29,175	145,874	291,748
Glenn E. Deegan	2017 LTIP Restricted Stock	2/8/2017							4,496	172,421
Glenn E. Deegan(2)	2017 LTIP Performance Share Award	2/8/2017				1,198	4,496	7,868		182,448
Glenn E. Deegan	2017 MICP		37,927	189,636	379,272
Craig Schuele	2017 LTIP Restricted Stock	2/8/2017							2,988	114,589
Craig Schuele(2)	2017 LTIP Performance Share Award	2/8/2017				796	2,988	5,229		121,253
Craig Schuele	2017 MICP		25,462	127,308	254,616

(1)	These amounts reflect the aggregate grant date fair value of awards in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions regarding the restricted stock awards, refer to Note 10 to our financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.

(2)	Award represents performance shares. Award payouts for the performance shares are based on the percentage of the performance target achieved. On February 23, 2018, based upon actual return on invested capital for the one-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the return on invested capital performance objective (weighted 50% of the total performance share award). The remaining performance objective (weighted 50% of the total performance share award) measures the Company’s TSR against the TSR for a peer group of companies over a measurement period of three years beginning on January 1, 2017 and ending on December 31, 2019.

(3)	The threshold is calculated based on achieving 80% of the adjusted EBITDA target for the year ended December 31, 2017, which would result in a payout of 25% of target, multiplied by the lowest possible Working Capital Turns multiplier, which was 0.8. The result would be an overall MICP payout of 20% of target.

(4)	In accordance with the 2017 MICP, the potential payouts were limited to 200% of target.

The following table presents information concerning the number and value of restricted stock that has not vested for our named executive officers outstanding as of the end of the fiscal year ended December 31, 2017. There are no outstanding option awards.

Outstanding Equity at Fiscal Year-End

	Stock Awards
	Restricted Shares		Performance Shares
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
Carl R. Christenson(1)	86,688	$4,369,075	18,367	$925,697
Christian Storch(2)	25,102	$1,265,141	7,630	$384,552
Gerald P. Ferris(3)	15,496	$780,998	4,710	$237,384
Glenn E. Deegan(4)	20,143	$1,015,207	6,123	$308,599
Craig Schuele(5)	13,388	$674,755	4,069	$205,078

(1)	8,679 restricted shares will vest in February 2018, 27,412 restricted shares will vest in August 2018, 19,362 restricted shares will vest in February 2019, 18,367 restricted shares will vest in August 2019, 6,124 restricted shares will vest in February 2020 and 6,744 restricted shares will vest in August 2020. The performance shares included represent the total target number of shares subject to outstanding unearned performance share awards as of December 31, 2017. On February 23, 2018, the Compensation Committee fixed the award of shares for a portion of the 2017 performance share award (weighted 50% of the total award) based upon actual return on invested capital for the one-year measurement period ended December 31, 2017 at 89.5% of target, or 6,124 shares, which such shares are included in the restricted shares numbers in the table above because as of December 31, 2017, such shares were no longer subject to performance-based conditions. The outstanding performance share awards (weighted 50% of each such award) measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2018 and December 31. 2019.

(2)	3,606 restricted shares will vest in February 2018, 5,693 restricted shares will vest in August 2018, 8,043 restricted shares will vest in February 2019, 3,816 restricted shares will vest in August 2019, 2,543 restricted shares will vest in February 2020 and 1,401 shares of restricted stock will vest in August 2020. The performance shares included represent the total target number of shares subject to outstanding unearned performance share awards as of December 31, 2017. On February 23, 2018, the Compensation Committee fixed the award of shares for a portion of the 2017 performance share award (weighted 50% of the total award) based upon actual return on invested capital for the one-year measurement period ended December 31, 2017 at 89.5% of target, or 2,543 shares, which such shares are included in the restricted shares numbers in the table above because as of December 31, 2017, such shares were no longer subject to performance-based conditions. The outstanding performance share awards (weighted 50% of each such award) measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2018 and December 31, 2019.

(3)

2,226 restricted shares will vest in February 2018, 3,514 restricted shares will vest in August 2018, 4,965 restricted shares will vest in February 2019, 2,356 restricted shares will vest in August 2019, 1,570 restricted shares will vest in February 2020 and 865 restricted shares will vest in August 2020. The performance shares included represent the total target number of shares subject to outstanding unearned performance share awards as of December 31, 2017. On February 23, 2018, the Compensation Committee fixed the award of shares for a portion of the 2017 performance share award (weighted 50% of the total award) based upon actual return on invested capital for the one-year measurement period ended

December 31, 2017 at 89.5% of target, or 1,570 shares, which such shares are included in the restricted shares numbers in the table above because as of December 31, 2017, such shares were no longer subject to performance-based conditions. The outstanding performance share awards (weighted 50% of each such award) measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2018 and December 31, 2019.

(4)	2,893 restricted shares will vest in February 2018, 4,569 restricted shares will vest in August 2018, 6,454 restricted shares will vest in February 2019, 3,062 restricted shares will vest in August 2019, 2,041 restricted shares will vest in February 2020 and 1,124 restricted shares will vest in August 2020. The performance shares included represent the total target number of shares subject to outstanding unearned performance share awards as of December 31, 2017. On February 23, 2018, the Compensation Committee fixed the award of shares for a portion of the 2017 performance share award (weighted 50% of the total award) based upon actual return on invested capital for the one-year measurement period ended December 31, 2017 at 89.5% of target, or 2,041 shares, which such shares are included in the restricted shares numbers in the table above because as of December 31, 2017, such shares were no longer subject to performance-based conditions. The outstanding performance share awards (weighted 50% of each such award) measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2018 and December 31, 2019.

(5)	1,923 shares will vest in February 2018, 3,037 restricted shares will vest in August 2018, 4,289 restricted shares will vest in February 2019, 2,035 restricted shares will vest in August 2019, 1,357 restricted shares will vest in February 2020 and 747 restricted shares will vest in August 2020. The performance shares included represent the total target number of shares subject to outstanding unearned performance share awards as of December 31, 2017. On February 23, 2018, the Compensation Committee fixed the award of shares for a portion of the 2017 performance share award (weighted 50% of the total award) based upon actual return on invested capital for the one-year measurement period ended December 31, 2017 at 89.5% of target, or 1,357 shares, which such shares are included in the restricted shares numbers in the table above because as of December 31, 2017, such shares were no longer subject to performance-based conditions. The outstanding performance share awards (weighted 50% of each such award) measure the Company’s TSR against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31,2018 and December 31, 2019.

The following table presents information concerning the vesting of restricted stock for our named executive officers during the fiscal year ended December 31, 2017. The Company has not granted any options.

Option Exercises and Stock Vested for Fiscal Year 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Carl R. Christenson	—	—	35,256	$1,577,717
Christian Storch	—	—	7,758	$344,967
Gerald P. Ferris	—	—	4,499	$199,965
Glenn E. Deegan	—	—	6,447	$287,143
Craig Schuele	—	—	4,338	$192,861

(1)	Represents the closing market price of a share of the Company’s common stock on the date of vesting multiplied by the number of shares that have vested.

Pension Benefits for Fiscal Year 2017

The following table presents information concerning payments or other benefits for our named executive officers in connection with their retirement.*

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year($)
Carl R. Christenson	—	—	—	—
Christian Storch	—	—	—	—
Gerald P. Ferris(1)	Altra Industrial Motion, Inc. Retirement Plan	20.66	—	$588,657
Glenn E. Deegan	—	—	—	—
Craig Schuele (1)	Altra Industrial Motion, Inc. Retirement Plan	12.33	—	$86,502

*	For further discussion of the valuation method and material assumptions used in quantifying the present value of accumulated benefit, see Note 8 of our Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(1)	Reflects pension benefits for Mr. Ferris and Mr. Schuele under PTH’s Colfax PT Pension Plan, which Altra assumed in connection with its acquisition of PTH. Mr. Ferris’ and Mr. Schuele’s participation in and benefits accrued under such plan were frozen since December 31, 1998. The Altra Industrial Motion, Inc. Retirement Plan managed the assumed liabilities under the Colfax PT Pension Plan. On June 30, 2017 the Company amended the Altra Industrial Motion, Inc. Retirement Plan to terminate the Pension Plan effective June 30, 3017. The Company commenced the plan termination process and distributed a portion of the Pension Plan assets in December 2017. Messrs. Ferris and Schuele received lump sum payments as part of that distribution. For further discussion, please see the section of this Proxy Statement entitled “Retirement.”

2014 Omnibus Incentive Plan

In April 2014, the stockholders approved our 2014 Omnibus Incentive Plan, or Incentive Plan, which permits the grant of stock options (including incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, bonus stock, awards in lieu of cash obligations, cash awards, performance awards and other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. The maximum number of shares of our common stock originally available for delivery pursuant to the grant of awards (“Awards”) under the terms of the Incentive Plan was 750,000. In addition, shares of our common stock subject to Awards, or awarded under our 2004 Equity Incentive Plan and outstanding as of the effective date of the Incentive Plan (except for substitute awards), that terminate without being exercised, expire, are forfeited or canceled, are exchanged for Awards that do not involve shares of common stock, are not issued on the stock settlement of a stock appreciation right, are withheld by the Company or tendered by a participant (either actually or by attestation) to pay an option exercise price or to pay the withholding tax on any Award, or are settled in cash in lieu of shares will again be available for Awards under the Incentive Plan. The maximum number of shares that may be subject to “incentive stock options” (within the meaning of Section 422 of the Code) is 500,000 shares. In April 2017, the stockholders approved an amendment to the Incentive Plan to, among other things, make an additional 750,000 shares of common stock available for grant under the Incentive Plan.

The Compensation Committee of our Board of Directors administers the Incentive Plan and has discretion to establish the specific terms and conditions for each Award. Our officers, directors, employees, consultants and other persons who provide services to us are eligible to receive Awards under our Incentive Plan. The

Compensation Committee is authorized to grant performance awards to participants on terms and conditions established by the Compensation Committee in accordance with Section 162(m) of the Code. Any grant of restricted stock under the Incentive Plan may be subject to vesting requirements, as provided in its applicable award agreement, and will generally vest in equal annual installments over a period of years.

The Compensation Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any Award. If so provided in the Award agreement or otherwise determined by the Compensation Committee, vesting shall occur automatically in the case of a “change in control” of us, as defined in the Incentive Plan (including the cash settlement of stock appreciation rights, which may be exercisable in the event of a change in control), except in the event that a successor entity assumes or substitutes an Award. In addition, the Compensation Committee may provide in an Award agreement that the performance goals relating to any performance award will be deemed to have been met upon the occurrence of any “change in control.” The Compensation Committee may provide that any time prior to a change in control, any outstanding stock options, stock appreciation rights, stock units and unvested cash awards shall immediately vest and become exercisable and any restriction on restricted stock awards or stock units shall immediately lapse. In addition, the Compensation Committee may provide that all awards held by participants who are in our service at the time of the change of control, shall remain exercisable for the remainder of their terms notwithstanding any subsequent termination of a participant’s service. All awards shall be subject to the terms of any agreement effecting a change of control. Other than Mr. Christenson’s and Mr. Storch’s outstanding equity awards, upon a participant’s termination of employment (other than for cause), unless the Board or Compensation Committee provides otherwise: (i) any outstanding stock options or stock appreciation rights may be exercised 90 days after termination, to the extent vested, (ii) unvested restricted stock awards and stock units shall expire and (iii) cash awards and performance-based awards shall be forfeited. Under the terms of his employment agreement, in the event Mr. Christenson’s employment is terminated by us other than for cause, or terminates for good reason, all of his outstanding equity awards shall vest automatically. Under the terms of his employment agreement, in the event Mr. Storch’s employment is terminated by us other than for cause, or terminates for good reason, fifty percent (50%) of his outstanding equity awards shall vest automatically.

The following table presents information concerning our 2014 Omnibus Incentive Plan as of December 31, 2017.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders(1)	180,680	(2)	$—	860,793
Equity compensation plans not approved by security holders	n/a		n/a	n/a
Total	180,680		$—	860,793

(1)	The 2014 Omnibus Incentive Plan was approved by the Company’s shareholders at its 2014 annual meeting.

(2)

Represents the maximum number of shares that may be issued under performance share awards that are outstanding as of December 31, 2017 based on achievement of the highest level of each applicable performance objective. On February 23, 2018, based upon actual return on invested capital (the “ROIC portion of the award”) for the one-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the return on invested capital performance objective (weighted 50% of the total performance share award) at 89.5% of target. As a result, 19,444 performance shares were earned as of December 31, 2017, and the number of shares subject to the ROIC portion of the awards in the table overstates expected dilution with respect to the difference between the maximum potential award and the actual shares earned, a total of 24,799 shares. The remaining portion of the performance share awards (weighted 50% of the total performance share award) measures the Company’s total shareholder return (“TSR”) against the TSR for a peer group of companies over each of the three-year measurement periods ending on December 31, 2017, December 31 2018 and December 31, 2019. On February 13, 2018, based upon actual TSR for the three-year measurement period ended December 31, 2017, the Compensation Committee fixed the award of shares for the TSR performance objective at 150% of target. As a result, 47,968 performance shares were earned as of December 31, 2017 and are included in the total. The payout for the TSR portions of the awards for the measurement periods ending on December 31, 2018 and December 31, 2019 have not yet been fixed and 89,948 shares subject to these awards, which is based on the achievement of the highest applicable performance objective, are not yet earned and may therefore overstate expected dilution. The weighted average exercise price set forth in column (b) does not take these performance share awards into account.

Potential Payments Upon Termination or Change-In-Control

The applicable employment agreement, change of control agreement, or executive severance policy control payments to the named executive officers upon termination or a change in control of the Company. Please refer to “Change of Control Matters, Employment Contracts, and Other Agreements” in the “Compensation Discussion & Analysis” section in this Proxy Statement for a detailed discussion of the terms of each of these agreements.

The estimated payments and benefits that would be provided to each named executive officer as a result of a termination (i) upon death or disability, (ii) without cause or for good reason, (iii) involuntary with cause or voluntary without good reason, or (iv) upon a qualifying termination following a change in control are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on December 29, 2017, the last business day of 2017, and the individual was employed for the full year of fiscal 2017. The amounts in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

	Carl R. Christenson					Christian Storch
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
	Incremental and Earned Compensation
Cash Severance(1)	$—	$689,585	$—	$2,068,755	$—	$429,665	$—	$859,330
Health Insurance(1)	—	20,011	—	30,017	—	20,011	—	30,017
Restricted Stock(2)	4,369,075	4,369,075	—	4,369,075	1,265,141	632,570	—	1,265,141
Performance Shares (3)	503,840	925,697	—	925,697	209,294	192,263	—	384,527
Performance Bonus(1)	877,566	877,566	877,566	2,429,132	437,433	437,433	437,433	953,031

Total	5,750,481	6,881,934	877,566	9,822,676	1,911,869	1,711,943	437,433	3,492,046

	Gerald P. Ferris					Glenn E. Deegan
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
	Incremental and Earned Compensation
Cash Severance(1)	$—	$265,225	$—	$530,450	$—	$344,793	$—	$689,586
Health Insurance(1)	—	14,186	—	21,279	—	20,011	—	30,017
Restricted Stock(2)	780,998	—	—	780,998	1,015,207	—	—	1,015,207
Performance Shares (3)	129,192	—	—	237,359	167,950	—	—	308,574
Performance Bonus(1)	—	—	—	539,266	—	—	—	701,047

Total	910,190	279,411	—	2,109,352	1,183,157	364,804	—	2,744,431

	Craig Schuele
	Death or Disability	Termination Without Cause or for Good Reason	Involuntary for Cause/ Voluntary Termination	Change in Control
Cash Severance(1)	$—	$254,616	$—	$509,232
Health Insurance(1)	—	20,011	—	30,017
Restricted Stock(2)	674,755	—	—	674,755
Performance Shares(3)	111,619	—	—	205,078
Performance Bonus(1)	—	—	—	470,632

Total	786,374	274,627	—	1,889,714

(1)	Cash severance, health insurance and performance bonus amounts payable upon termination as reflected herein were determined by the terms of the applicable employment agreement (with respect to Messrs. Christenson and Storch), executive severance policy (with respect to Messrs. Ferris, Deegan and Schuele), or change of control agreement, which are further discussed in this Proxy Statement under the captions “Executive Severance Policy” and “Change of Control Provisions.”

(2)	The restricted stock values were determined using the number of shares that will immediately vest upon termination per the applicable agreement multiplied by Altra’s stock price at December 29, 2017, the last business day of 2017.

(3)	The performance share values were determined using the number of shares that will immediately vest upon termination per the applicable agreement assuming performance at target multiplied by Altra’s stock price at December 29, 2017, the last business day of 2017.

Pay Ratio Disclosure

In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we determined the ratio of the annual total compensation of our Chief Executive Officer, Carl R. Christenson, relative to the annual total compensation of our median employee. For 2017, the median of the annual total compensation of all employees, other than our CEO, was estimated as $45,348. Mr. Christenson’s annual total compensation for 2017, as reflected in the Summary Compensation Table above, was $3,182,639. Based on this information, we estimated that our CEO’s annual total compensation was seventy (70) times that of the median of the annual total compensation of all employees, or a ratio of 70:1.

We identified the median employee by examining the 2017 annual cash compensation paid to all employees, excluding the CEO, as reflected in our payroll records. This population consisted of all of our full-time, part-time, and temporary employees who were employed by us on December 31, 2017. We believe the use of annual cash compensation, including base pay and cash bonuses, paid for all employees is a consistently applied compensation measure because this measure reasonably represents the principal form of compensation delivered to all of our employees and because we do not widely distribute annual equity awards to employees. We did not annualize the compensation for any full-time employees who were not employed by us for all of 2017. For purposes of this disclosure, compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates using the average rate of exchange in effect during 2017.

Once we identified our median employee by using this compensation measure, we then calculated the annual total compensation for such employee in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total Compensation” column reported in the Summary Compensation Table included in this Proxy Statement.

Due to the use of estimates, assumptions, adjustments, and statistical sampling permitted by Item 402(u) of Regulation S-K, pay ratio disclosures may involve a degree of imprecision. Accordingly, our pay ratio may not be consistent with nor comparable to the pay ratio disclosures of other companies.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews Altra’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Altra’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent external auditor for fiscal year ended December 31, 2017) was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing principles and to issue a report thereon. The Audit Committee oversees these processes.

In this context, the Audit Committee has met and held discussions with Altra’s management and the independent auditor. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees.

In addition, the Audit Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Audit Committee the written disclosures and communications required by the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Altra’s internal controls, and the overall quality of Altra’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Altra’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and filed with the SEC.

AUDIT COMMITTEE

Lyle G. Ganske (Chairman)

Edmund M. Carpenter

Michael S. Lipscomb

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“D&T”) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Altra and its subsidiaries for the fiscal year ending December 31, 2018. D&T served as our independent auditor for fiscal years 2009-2017. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Altra’s independent auditor for fiscal year 2018. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

Audit Fees

The aggregate professional fees billed or to be billed by D&T for the audit of our annual financial statements for fiscal 2017 and 2016 and fees billed or to be billed for audit related services, tax services and all other services rendered by D&T for these periods are as follows (in thousands):

	2017	2016
Audit Fees(1)	$2,031	$2,244
Audit Related Fees (2)	—	—
Tax Fees(3)	—	40
All Other Fees(4)	677	437

Total	$2,708	$2,721

(1)	Audit Fees for the fiscal years ended December 31, 2017 and 2016 were for professional services provided for the audit of the Company’s consolidated financial statements, statutory audits, audit of internal controls, consents and assistance with review of documents filed with the SEC.

(2)	There were no Audit Related Fees for the fiscal years ended December 31, 2017 and 2016.

(3)	Tax Fees for the fiscal year ended December 31, 2016 were for services related to tax compliance, including the preparation of tax returns; and tax planning and tax advice, including assistance with acquisitions, mergers and foreign operations.

(4)	Other fees for fiscal years ended December 31, 2017 and 2016 were for services related to the evaluation of and assistance with proposed acquisitions and DART software subscription.

Pre-Approval of Audit and Non-Audit Services

Altra’s Audit Committee is responsible for appointing Altra’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services

Under the policy, the Audit Committee is to approve the engagement of Altra’s independent auditor each fiscal year and pre-approve each audit and audit-related service to be performed by such independent auditor, including, but not limited to, the audit of Altra’s financial statements and the provision of an attestation report on management’s evaluation of Altra’s internal controls over financial reporting. As noted above, the Audit Committee must specifically approve, in advance, any proposed change in the nature, scope or extent of any internal control related service.

Non-Audit Services

In accordance with the pre-approval policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee will approve the provision of only those non-audit services deemed permissible under the federal securities laws and regulations. The Audit Committee may delegate to the Chair of the Audit Committee the authority to approve additional permissible non-audit services to be performed by the independent auditor, provided that the full Audit Committee shall be informed of such approval at its next scheduled meeting.

All services performed by D&T in fiscal year 2017 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

PROPOSAL 3. ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)

Background of the Proposal

The Dodd-Frank Act requires all public companies to hold a separate non-binding advisory stockholder vote to approve the compensation of named executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are holding a separate non-binding advisory vote to approve Say on Pay at the Annual Meeting.

Say on Pay Proposal

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to compensate our executives at competitive levels, with the opportunity to earn above-median compensation for above-market performance as compared to our peer group. We compensate our executives through programs that emphasize performance-based incentive compensation in the form of annual cash payments and equity-based awards. We have structured annual cash and long-term non-cash compensation to motivate executives to achieve the business goals set by us and reward the executives for achieving such goals. This approach supports the Company’s pay-for-performance philosophy by providing a compensation package that is generally weighted toward variable, performance-based incentives, thus ensuring the highest degree of accountability at the senior levels of the organization. The Board of Directors believes that our compensation program for our named executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the named executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.

The Say on Pay proposal is set forth in the following resolution:

“RESOLVED, that the compensation paid to Altra Industrial Motion Corp.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote on this proposal is advisory, it will not be binding on the Board of Directors, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that the stockholders vote FOR Proposal 3.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Requirements for Stockholder Proposals to Be Considered for Inclusion in Altra’s Proxy Materials

Any proposal or director nomination that a stockholder wishes to submit for inclusion in Altra’s proxy materials for the 2019 Annual Meeting of Stockholders pursuant to and in accordance with Rule 14a-8 of the Exchange Act must be received by Altra not later than November 23, 2018.

Requirements for Stockholder Proposals to Be Brought Before the Annual Meeting

Altra’s bylaws provide that any proposal or director nomination that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Altra’s Proxy Statement and related materials, must be received by the Company no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2019 Annual Meeting such proposal must be delivered to Altra no earlier than December 25, 2018 and no later than January 24, 2019. In addition, any stockholder proposal to Altra must set forth the information required by Altra’s bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2019 Annual Meeting will confer discretionary authority to vote on any proposal presented by a stockholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Altra in connection with the 2019 Annual Meeting should be addressed to: Corporate Secretary, Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report and proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A single annual report and proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notification from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2018 proxy statement and 2017 annual report, and/or wishes to receive separate copies of these documents in the future, or if, at any time, stockholders who share an address and receive separate copies of the 2018 proxy statement and 2017 annual report, who would like to receive a single copy of these documents in the future, such stockholder or stockholders may (1) notify its broker or (2) direct its written or oral request to: Altra Industrial Motion Corp., 300 Granite Street, Suite 201, Braintree, Massachusetts 02184, (781) 917-0600.

Upon written or oral request of a stockholder at a shared address to which a single copy of the 2018 proxy statement and 2017 annual report was delivered, we will deliver promptly separate copies of these documents.

ALTRA INDUSTRIAL MOTION CORP. 300 Granite Street Suite 201 Braintree, MA 02184

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1. Election of Directors

Nominees

01 Edmund M. Carpenter 02 Carl R. Christenson 03 Lyle G. Ganske 04 Margot L. Hoffman 05 Michael S. Lipscomb
06 Larry P. McPherson 07 Thomas W. Swidarski 08 James H. Woodward, Jr.

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain

2. The ratification of the selection of Deloitte & Touche LLP as Altra Industrial Motion Corp.’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2018.						☐	☐	☐

3. An advisory vote to approve the compensation of Altra’s named executive officers.						☐	☐	☐

NOTE: In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

0000365053_1     R1.0.1.17

ANNUAL MEETING OF STOCKHOLDERS OF

ALTRA INDUSTRIAL MOTION CORP.

Tuesday, April 24, 2018

Please date, sign and mail your proxy card in the

envelope provided as soon as possible, or you can vote

by internet or phone.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report with 10-K are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ALTRA INDUSTRIAL MOTION CORP.

This proxy is solicited by the Board of Directors

Annual Meeting of Stockholders

4/24/2018 9:00 AM EDT

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE EIGHT NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the Annual Meeting of Stockholders to be held April 24, 2018 and the proxy statement, and appoint, Carl R. Christenson and Christian Storch, and each of them with full power of substitution, to vote all shares of Common Stock of Altra Industrial Motion Corp. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Altra Industrial Motion Corp., to be held on Tuesday, April 24, 2018, at 9:00 a.m. EDT at The Boston Harbor Hotel, 70 Rowes Wharf, Boston, Massachussetts 02110, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

0000365053_2     R1.0.1.17